    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               b2bstores.com Inc.
                        (NAME OF ISSUER IN ITS CHARTER)

                DELAWARE                                    7389                                   11-3500746
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE)                     IDENTIFICATION NUMBER)

                            ------------------------

                   249 EAST OCEAN BOULEVARD                                            WOO JIN KIM, CEO
                 LONG BEACH, CALIFORNIA 90802                                         b2bstores.com Inc.
                         562/491-7180                                              249 EAST OCEAN BOULEVARD
        (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S                            LONG BEACH, CALIFORNIA 90802
 PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)                            562/491-7180
                                                                  (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                   DAVID ALAN MILLER, ESQ.                                          LAWRENCE FISHER, ESQ.
                   GRAUBARD MOLLEN & MILLER                                  ORRICK, HERRINGTON & SUTCLIFFE LLP
                       600 THIRD AVENUE                                                666 FIFTH AVENUE
                   NEW YORK, NEW YORK 10016                                        NEW YORK, NEW YORK 10103
                  TELEPHONE: (212) 818-8800                                       TELEPHONE: (212) 506-5000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as possible after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED
                                                                      MAXIMUM OFFERING       PROPOSED
                TITLE OF EACH CLASS                   AMOUNT TO BE     PRICE PER          MAXIMUM AGGREGATE      AMOUNT OF
          OF SECURITIES TO BE REGISTERED              REGISTERED       SHARE(1)           OFFERING PRICE(1)    REGISTRATION FEE
Common stock, par value $0.01......................     3,500,000          $10.00            $35,000,000          $ 9,730.00
Common stock(2)....................................       525,000           10.00              5,250,000            1,460.00
Representatives' warrants to purchase shares of
common stock(3)....................................       350,000           .0001                     --                  --
Common stock(4)....................................       350,000           12.00              4,200,000            1,168.00
Total......................................................................................................       $12,358.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

(2) Represents the shares of our common stock that may be purchased by the underwriters solely to cover over-allotments, if any.

(3) No registration fee is required pursuant to Rule 457(g) under the Securities Act.

(4) Represents the shares of our common stock purchasable by the representatives upon exercise of warrants being issued to them in connection with this offering.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 6, 1999
PROSPECTUS

                                3,500,000 SHARES

                               b2bstores.com Inc.

                                  COMMON STOCK
                            ------------------------

                                       [Logo]

     This is the initial public offering of shares of our common stock. In considering this offering, you should know that:

     o we are offering 3,500,000 shares;

     o no public market exists for our shares prior to this offering;

     o we have applied to have the shares quoted on the Nasdaq National Market under the symbol "BTBC";

     o we anticipate that the per-share price will be $10.00; and

     o we have granted the underwriters a 45-day option to purchase up to 525,000 additional shares of our common stock solely to cover over-allotments, if any.

                                                                                      PER SHARE    TOTAL
                                                                                      ---------    -----
Public offering price..............................................................       $          $
Underwriting discount and commissions..............................................       $          $
Proceeds to b2bstores.com Inc......................................................       $          $

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Gaines, Berland Inc. on behalf of the underwriters, expects to deliver the
shares on or about November   , 1999.

GAINES, BERLAND INC.                                      NOLAN SECURITIES, INC.

                            ------------------------

              The date of this prospectus is                , 1999

[THIS PAGE IS THE INSIDE COVER OF THE PROSPECTUS AND CONTAINS ARTWORK DEPICTING
             EXAMPLES OF WEB PAGES AVAILABLE AT WWW.B2BSTORES.COM]

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................      4
Risk Factors...............................................................................................      8
Use of Proceeds............................................................................................     17
Dividend Policy............................................................................................     18
Dilution...................................................................................................     19
Capitalization.............................................................................................     20
Plan of Operations.........................................................................................     21
Business...................................................................................................     27
Management.................................................................................................     36
Principal Stockholders.....................................................................................     41
Certain Transactions.......................................................................................     42
Description of Securities..................................................................................     44
Underwriting...............................................................................................     45
Where You Can Find More Information........................................................................     47
Legal Matters..............................................................................................     48
Experts....................................................................................................     48
Index to Financial Statements..............................................................................    F-1

                 ---------------------------------------------

     Some of the statements under "Prospectus Summary," "Risk Factors," "Plan of Operations" and "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                 ---------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                 ---------------------------------------------

     UNTIL                  , 1999, ALL DEALERS SELLING SHARES OF THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section. Unless otherwise noted, the information in this prospectus (a) gives effect to a 4-for-3 split of our common stock on September 28, 1999 and (b) assumes no exercise of the underwriters' over-allotment option.

GENERAL

     b2bstores.com(Trademark) is a branded Internet web site specifically designed to assist business customers in the operation and development of their businesses. b2bstores.com provides user-friendly online access to business products and supplies, and will be expanded to provide access to business services, auctions and business-related information and content. Our objective is to become a leading, one-stop Internet destination that enables business customers to conduct e-commerce, communications and other online interaction with their customers, suppliers and colleagues. We began our commercial operations in September 1999 and have generated only nominal revenues to date.

     We offer an expanding range of products for purchase online, the supply and delivery of which is accomplished through fulfillment arrangements with vendors and other third parties. We currently offer business and business-related products in the following categories:

o office supplies                                   o office furniture
o janitorial supplies                               o safety and industrial supplies
o computer supplies                                 o desktop computer systems
o notebook computer systems                         o computer peripherals
o software                                          o financial products

     We believe that b2bstores.com will provide business customers with the combined abilities to purchase a broad range of quality products, access a wide variety of business-related services and research comprehensive business information, all at a single, user-friendly web site.

OUR OPPORTUNITY

     Historically, businesses have had to access a number of separate, traditional (i.e., non-Internet) sources to obtain the products, supplies, services and information necessary for their operations. Businesses are now increasingly utilizing the Internet as a valuable tool to access these sources and to operate more efficiently. Currently, the vast majority of business web sites focus on the offering of one of the following three types of business solutions:

     o Product sites. These web sites focus primarily on the online sale of products. Many of these web sites historically have focused on computer hardware and software, with limited diversification into other products. These web sites are often designed for the retail consumer, with little specialization in products intended for business customers.

     o Service referral sites. These web sites focus primarily on the referral of business customers to services provided by other companies. Most of these web sites historically have functioned as simple directories and have offered referrals in only a limited number of business categories to business customers in a limited number of geographical locations. Typically, the listings on these web sites have no detailed information about the businesses to which they are referring business customers.

     o Business content sites. These web sites primarily offer business customers access to a wide array of articles, information and news services that are aimed at the business customer. These web sites seek to generate revenues through the sale of business information and by attracting high-volume traffic and then leveraging this traffic into advertising revenue.

OUR OBJECTIVE AND STRATEGY

     We are creating an easy-to-use Internet web site that will provide our business customers access to quality products, a premier network of business services and a broad menu of business content. Our objective is to become a leading, one-stop Internet destination for business customers--a place where they conduct their business-to-business transactions, build relationships with customers, suppliers and colleagues, and conduct their business-related research. The key elements of our strategy include:

     CREATING AWARENESS OF THE B2BSTORES.COM BRAND. Our marketing efforts strive to present b2bstores.com as an enjoyable, easy-to-use Internet site that helps businesses work more efficiently and cost effectively. We intend to use a significant portion of the proceeds of this offering to build awareness of our brand and to drive traffic to our web site.

     EXPANDING OUR PRODUCT OFFERINGS. We regularly seek to expand our product offering categories and the breadth of products available in these categories through the creation of relationships with vendors and distributors. We anticipate that the sale of products through our web site will account for the majority of our revenues. We also intend to introduce auction capabilities to our web site, thereby increasing the types of products available at b2bstores.com and providing our business customers with the opportunity to transact business directly with one another.

     CREATING AND EXPANDING OUR BUSINESS REFERRAL SERVICES. Beginning in the fourth quarter of 1999, we will begin to offer our business customers access to many business services, on a referral basis. It is anticipated that these service will include 401(k) consulting; accounting; insurance; advertising; leasing services; brokerage services; legal services; and telecommunications services. Our customers will be able to research service providers and interact with them and, in many cases, engage their services without leaving our web site.

     CREATING MARKETING AND DISTRIBUTION ALLIANCES. In order to increase the number of business customers that visit our web site, and to enhance our product and service offerings and e-commerce infrastructure, we are actively pursuing relationships with, among others, providers of business products; providers of business and professional services; proprietary online services; operators of leading Internet portals; and producers of Internet content.

     ENHANCING WEB SITE UTILITY THROUGH THE CREATION OF COMMUNITY AND THE PROVISION OF BUSINESS CONTENT. Our web site strives to create community among our business customers and their customers, suppliers and colleagues. Our web site's community and business information functions are designed to provide easy interaction between the business customer and the web site, and the business customer and other business customers. Our web site also will provide our business customers with access to highly specific information and interactive capabilities that would be impossible or cost prohibitive to provide in other mediums, such as trade journals or broadcast.

     CREATING AND EXPLOITING ADVERTISING REVENUE OPPORTUNITIES. Our web site is specifically designed for business customers and we will spend a significant amount of capital on marketing efforts designed to drive business customer traffic to our site. We believe that a concentrated user base of business customers will possess characteristics highly desirable to business-to-business advertisers, and will differentiate our web site from most other e-commerce web sites.

     PROVIDING VENDOR MANAGEMENT SERVICES FOR OTHER WEB SITES. We intend to utilize our capabilities in the management of vendor relationships to provide commerce management services to other web sites. We will allow other business-related web sites to access our product offerings and offer these products to their own users. Product orders placed through these web sites will be processed through our systems, and fulfilled by our fulfillment agents. We will charge our web site partners negotiated commissions based on sales of our product offerings generated through their web sites.

     ACQUIRING COMPLEMENTARY CONTENT AND TECHNOLOGY. We will regularly seek to acquire business content and e-commerce technologies that are complementary to our business focus and objective. We may acquire content and/or technologies through the purchase of assets or the acquisition of companies possessing these assets. We may pay for any such asset purchase or acquisition in cash, through the issuance of our securities or a combination of cash and securities.

CORPORATE BACKGROUND

     b2bstores.com Inc. was formed under the laws of the State of Delaware in June 1999. Our principal offices are located at 249 East Ocean Boulevard,
Suite 620, Long Beach, California 90802. Our phone number is 562-491-7180. Our web site is available at http://www.b2bstores.com. Information contained in our web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered(1)...................  3,500,000 shares

Common stock outstanding prior to the
  offering................................  4,021,643 shares

Common stock to be outstanding after the
  offering(1)(2)..........................  7,521,643 shares

Use of proceeds...........................  We intend to use the net proceeds of this offering: (a) for sales and marketing, including brand promotion; (b) to fund the development of our web site and customer support operations; (c) to repay loans made to us by a principal stockholder; (d) for the payment of cash bonuses to certain officers; and (e) for working capital and general corporate purposes.

Proposed Nasdaq National Market symbol....  BTBC

------------------
(1) If the underwriters fully exercise their over-allotment option to purchase additional shares, the total number of shares to be offered in this offering would be 4,025,000 and the total number of shares outstanding after this offering would be 8,046,643.

(2) Does not include (a) 1,000,000 shares of common stock issuable upon exercise of options that will be granted to certain officers on the date the registration statement of which this prospectus is a part is declared effective by the SEC (at a per-share price equal to 80% of the offering price in this offering), (b) 200,000 shares of common stock issuable upon exercise of options that may be granted to certain officers during 2000 under our 1999 Performance Equity Plan upon the attainment by us of certain operational and financial criteria (at a per-share price equal to the last sale price of a share of common stock as reported on Nasdaq on the last trading day prior to the date of grant), (c) 1,800,000 additional shares of common stock that would be issuable upon exercise of other options that we may grant under our plan and (d) 350,000 shares of common stock issuable upon exercise of warrants being issued to the representatives in connection with this offering.

                         SUMMARY FINANCIAL INFORMATION

     This summary financial information should be read in conjunction with "Plan of Operations" and our financial statements and notes thereto and other financial information included elsewhere in this prospectus. The financial information as of August 31, 1999 has been derived from our audited financial statements included elsewhere in this prospectus. The historical results presented in this prospectus are not necessarily indicative of our future financial position or results of operations.

BALANCE SHEET DATA

                                                                                          AUGUST 31, 1999
                                                                                    ----------------------------
                                                                                     ACTUAL       AS ADJUSTED(1)
                                                                                    --------      --------------
Working capital..................................................................   $365,849       $ 30,905,685
Total assets.....................................................................    753,906         31,061,455
Total liabilities................................................................    303,272            123,436
Stockholders' equity.............................................................    450,634         30,990,570

------------------
(1) Gives effect to the sale of 3,500,000 shares of our common stock in the offering, our receipt of net proceeds of $30,675,000 (assuming an offering price of $10.00 per share), and the application of a portion of the net proceeds to (a) repay debt of approximately $185,000 to a principal stockholder of our company and (b) pay cash bonuses aggregating $130,000 that will be due to certain of our executive officers. See "Use of Proceeds," "Capitalization" and "Certain Transactions."

     We began our commercial operations in September 1999 and have generated only nominal revenues to date. Accordingly, our income statement information is not presented since it is not meaningful.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our company. Our business, financial conditions or results of operations could be materially adversely affected by any of these risks as well as others. You should be able to bear a complete loss of your investment.

WE HAVE A VERY SHORT OPERATING HISTORY UPON WHICH YOU CAN EVALUATE US.

     We have a very limited operating history, having commenced commercial operations in September 1999. Accordingly, there are no meaningful financial results which you can use to evaluate the merits of making an investment in us. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new company, as well as the risks of operating in the rapidly evolving markets for Internet products and services. These risks include:

     o the failure to develop brand name recognition and reputation;

     o the failure to achieve market acceptance of our products and services;

     o a slow down in general consumer acceptance of the Internet as a vehicle for commerce; and

     o an inability to grow and adapt our business and technology to evolving consumer demand.

     We may not be successful in addressing these risks or the other risks set forth herein.

WE EXPECT TO SPEND A LARGE AMOUNT OF MONEY IN ADVANCE OF ANY SIGNIFICANT REVENUES AS WE INTRODUCE OUR BUSINESS.

     We offer products and services through our web site, b2bstores.com. We expect to incur significant operating expenses and make relatively high capital expenditures as we develop our Internet business and brand and expand our sales and marketing capabilities. These operating expenses and capital expenditures will initially outpace revenues and result in significant losses in the near term.

     We expect to incur significant net losses during 1999. In connection with the granting of options to certain officers on the effective date of the registration statement of which this prospectus is a part, we will incur non-cash compensation charges over the vesting period of such options based on the excess of the market price established on the effective date and the exercise price of such options. Based on an assumed market price of $10.00, these charges to operations will be $400,000, $750,000, $425,000 and $425,000 in 1999, 2000, 2001 and 2002, respectively. In connection with the issuance of 21,643 shares of common stock to consultants and directors in September 1999, we will record a non-cash compensation charge to operations of $216,430. In addition, upon consummation of this offering, we will be required to pay cash bonuses aggregating $130,000 to certain officers, further increasing our losses during 1999. There can be no assurance that we will ever achieve or maintain profitability.

THERE IS AN EXPLANATORY PARAGRAPH IN OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT RELATING TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Our independent certified public accountants' report for the period from our inception (June 28, 1999) through August 31, 1999 states that our limited working capital position prior to our receipt of the net proceeds of this offering raises substantial doubt about our ability to continue as a going concern. Accordingly, the continuation of our operations is dependent upon our receipt of the net proceeds of this offering.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL THROUGH EQUITY AND/OR DEBT OFFERINGS.

     During the periods that we experience net losses, we expect to be dependent upon sales of our capital stock and borrowings to finance our working capital requirements. Based upon current plans and assumptions relating to our business plan, we anticipate that the net proceeds of this offering, together with our existing capital resources, will satisfy our capital requirements for at least the 18-month period following the consummation of this offering.

     We expect to raise additional capital in 2001, which may be in the form of equity or debt financing. However, if our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations. If financing is not available when and as we require, we could be forced to slow down the growth of our business, reduce our operations, or suspend operations entirely. Any issuance of equity securities would dilute the interest of our stockholders. Additionally, if we incur debt, our company will become subject to risks that our cash flow may be insufficient to pay the principal and interest on any such debt.

WE OPERATE IN A VERY COMPETITIVE INDUSTRY.

     The business-to-business e-commerce market is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are minimal, and competitors may develop and offer similar services in the future. Our business could be severely harmed if we are not able to compete successfully against current or future competitors. Although we believe that there are opportunities for several providers of products and services similar to ours, a single provider may come to dominate the market.

     Increased competition is likely to result in price reductions, reduced gross margins and greater difficulty in attaining and retaining market share, any of which could harm our business. Our competitors vary in size and in the scope and breadth of the services they offer. In addition to competition from several e-commerce trade communities, we primarily encounter competition from business related e-commerce web sites such as PurchasePro.com, VerticalNet and OnVia.com, enterprise software purchasing systems providers such as Ariba, Commerce One and TRADE'ex, large Internet companies such as Yahoo.com, E-Bay and AOL, and traditional business product vendors, such as Office Depot and Staples, who are establishing their own Internet presence.

     Virtually all of our current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in business and Internet markets and significantly greater financial, marketing, technical and other resources. Our competitors may be able to devote significantly greater resources to marketing and promotional campaigns, may adopt more aggressive pricing policies or may try to attract users by offering services for free and may devote substantially more resources to product development.

WE WILL NEED TO EXPAND OUR SYSTEMS AND INTRODUCE NEW SERVICES AND PRODUCTS IN A TIMELY MANNER IN ORDER TO COMPETE.

     The e-commerce marketplace is characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and evolving industry standards. Accordingly, we must be able to develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers.

     The development and enhancement of services and products entails significant risks, including:

     o the inability to effectively adapt new technologies to our business;

     o the failure to conform our products and services to evolving industry standards;

     o the inability to develop, introduce and market new products and services or enhancements on a timely basis; and

     o the nonacceptance by the market of new products and services.

     If we fail to recognize or address the need for new product or service introductions, or if we encounter any of the foregoing problems, our business and financial condition could be materially adversely affected.

WE DEPEND ON THIRD-PARTIES FOR DELIVERY OF OUR PRODUCTS AND SERVICES. WE SHARE CERTAIN OF OUR REVENUES WITH A SERVICE PROVIDER.

     Our business and growth depend, in part, on the capacity, reliability and security of our technology backbone, a large part of which is currently provided through Netgateway, Inc. Netgateway has a contractual obligation to provide us with certain web design, commerce and web hosting services of sufficient capacity to meet our needs at specified service levels. If Netgateway is unable to fulfill its obligations for any reason and we cannot secure alternative sources for these services in a timely fashion or on acceptable terms, we may have to curtail our operations or limit the development of our site and expansion of our products and service offerings. During the term of our agreement with Netgateway, we are obligated to share equally with Netgateway all advertising and "click-through" revenues generated through our web site. See "Plan of Operations--Expenses--Website and technology development costs."

     We use fulfillment agents (i.e., vendors and other third parties) to supply, package and ship the products sold through our web site. We do not manufacture or ship any of our own products. Therefore, we are wholly dependent on our fulfillment agents with respect to the timely and accurate fulfillment of orders and the shipment and delivery of products. While we believe there are numerous vendors for each type of product offered through our web site, the failure on the part of current vendors to fulfill orders could disrupt our business or harm our reputation. We may not be able to replace vendors as necessary on a timely basis or on acceptable terms.

DISRUPTION IN ANY ELEMENT OF OUR TECHNOLOGY BACKBONE COULD HARM OUR BUSINESS OR LIMIT OUR GROWTH.

     Our business is highly dependent on our systems to process, on a daily basis, transactions across numerous and diverse markets. We will rely heavily on our data processing systems, as well as our telecommunications systems. If any of these systems do not operate properly or are unavailable due to problems with our physical infrastructure, we could suffer disruptions to our business, liabilities to clients, regulatory interventions or damage to our reputation and the development of our brand name, any and all of which could have a material adverse effect on our business operations and limit our ability to grow.

     We also must ensure that our business customers do not experience significant or frequent disruptions in their access to our web site. Our web site could become inaccessible for numerous reasons, including as a result of failure of our servers and/or software. Web site failures could result in loss of existing customers and opportunities to garner additional customers. Accordingly, any failure to have adequate systems in place to ensure the constant monitoring and maintenance of, and accessibility to, our web site could have a material adverse effect on our business and financial results.

     Access to our web site is also directly dependent on the operating condition of the Internet. Our success, therefore, will depend in part upon the development and maintenance of the Internet's infrastructure to cope with increased user traffic. This will require a reliable network backbone possessing the necessary bandwidth, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services to business customers. The Internet has experienced a variety of outages and other delays as a result of damage to or congestion on portions of its infrastructure and could face similar outages and delays in the future, which could have a material adverse effect on our business and financial condition.

WE MAY NOT BE ABLE TO DEVELOP AND MAINTAIN MARKETING RELATIONSHIPS WITH OTHER INTERNET COMPANIES.

     Our strategy for expanding brand recognition through online advertising depends to some extent on our relationship with other Internet companies. We plan to enter into marketing agreements with these companies that will permit us to advertise our web site, products and services on their web pages. There can be no assurance that we will be able to negotiate these agreements on favorable terms or at all. Additionally, other e-commerce companies that advertise on popular web sites may have exclusive advertising relationships with such web sites or may otherwise object to our attempts to enter into marketing agreements or relationships with such web sites. If we cannot secure or maintain these marketing agreements on favorable terms, our business prospects could be substantially harmed.

WE CANNOT BE CERTAIN THAT THE MARKET WILL ACCEPT OUR INTERNET-BASED PRODUCTS AND SERVICES. FURTHER, THE SUCCESS OF OUR BUSINESS WILL DEPEND ON CONTINUED GROWTH OF INTERNET COMMERCE IN GENERAL.

     The market for both Internet-based product and service offerings and business information services are at early stages of development and are rapidly evolving. Consequently, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Because these markets are new and evolving, it is difficult to predict the future growth (if any) and the future size of these markets. We cannot assure you that these markets will continue to develop or become sustainable. Sales of many of our products and services will depend upon the acceptance of the Internet as a widely used medium for commerce and communication. A number of factors could prevent such acceptance, including the following:

     o e-commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

     o the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

     o increased government regulation or taxation may adversely affect the viability of e-commerce;

     o insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times for Internet users or increased costs; and

     o adverse publicity and consumer concern about the security of e-commerce transactions could discourage its acceptance and growth.

WE CANNOT BE CERTAIN THAT OUR NETWORK SECURITY SYSTEMS WILL NOT BE CIRCUMVENTED.

     The need to securely transmit confidential information over the Internet has been a significant barrier to e-commerce and communications. We are potentially vulnerable to attempts by unauthorized computer users to penetrate our network security. If successful, those individuals could misappropriate proprietary information or cause interruptions in our services. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate resulting problems. In addition to security breaches, inadvertent transmission of computer viruses could expose us to the risk of disruption of our business, loss and possible liability. Continued concerns over the security of Internet transactions and the privacy of its users may also inhibit the growth of the Internet generally as a means of conducting commercial transactions.

     Our systems, the systems we license from third parties and the systems of our vendors rely upon encryption and authentication technology, including public key cryptography technology licensed from other parties, to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the procedures used to protect customer transaction data. If any compromise of the security of any of these systems occurs, our business, financial condition and operating results could be materially adversely affected.

WE MAY BE LIABLE IF THIRD PARTIES MISAPPROPRIATE OUR BUSINESS CUSTOMERS' PERSONAL INFORMATION.

     If third parties were able to penetrate our network security or otherwise misappropriate our business customer's personal information or credit card information, we could be subject to liability. This could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for violation of data protection rights. These claims could result in litigation.

OUR ABILITY TO COLLECT PERSONAL AND OTHER DATA ON BUSINESS CUSTOMERS MAY BE RESTRICTED AND MAY HINDER OUR ABILITY TO GENERATE E-COMMERCE OR ADVERTISING REVENUE.

     We must comply with applicable data protection legislation, which limits our ability to collect and use personal information relating to our customers. Increased awareness on the part of the public of privacy issues and changes to legislation with which we may have to comply could impact our ability to use such personal information for the benefit of our business, which could affect our financial results.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM OUR WEB SITE.

     Claims for defamation, negligence, copyright or trademark infringement, personal injury or claims based on other legal theories could be brought against us for the information we publish on our web site. These types of claims have been brought, sometimes successfully, against online services in the past. We also could be subjected to claims based upon the content that is accessible from our web site through links to other web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.

WE COULD FACE PRODUCT LIABILITY CLAIMS FOR PRODUCTS SOLD THROUGH OUR WEB SITE.

     Business customers may sue us if any of the products that we sell are defective, fail to perform properly or injure the user. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

THE MARKET FOR INTERNET ADVERTISING IS UNCERTAIN.

     We expect to derive revenues from advertising. However, the demand and market acceptance for Internet advertising is uncertain. There are currently no standards for the measurement of the effectiveness of Internet advertising, and the industry may need to develop standard measurements to support and promote Internet advertising as a significant advertising medium. If such standards do not develop, existing advertisers may not continue their levels of Internet advertising. Advertisers in general may determine that Internet-based advertising does not market their products and services as effectively as traditional media advertising. Furthermore, advertisers that have relied upon traditional advertising media may be reluctant to advertise on the Internet. Our business would be adversely affected if the market for Internet advertising does not continue to grow or we do not generate sufficient traffic of the type attractive to Internet advertisers.

WE ARE DEPENDENT UPON OUR ABILITY TO RECRUIT AND RETAIN KEY PERSONNEL.

     We are highly dependent on the efforts of Woo Jin Kim, our Chief Executive Officer, and our other executive officers. The loss of his services or the services of our other executive officers would have a material adverse effect on our operations. Our business will also require us to hire and retain additional highly skilled personnel. The recruitment and retention of management personnel experienced in the operation of Internet and e-commerce businesses, as well as proficient software design personnel and other technology personnel, are particularly important to our performance and success. Competition for talented personnel is intense. The inability to recruit and retain experienced personnel in the future could have a material adverse effect on our business, financial condition and operating results.

OUR EXECUTIVE OFFICERS LACK SIGNIFICANT MANAGEMENT EXPERIENCE AND MAY ENCOUNTER DIFFICULTY IN MANAGING OUR GROWTH.

     None of our executive officers has significant experience in managing a company or overseeing a company's rapid growth. The growth of our business may place a significant strain on our management team and our systems and resources and will require us to expand our operational and financial systems, procedures and controls. Our inability to add additional hardware and software to upgrade our existing technology or network infrastructure to accommodate increased traffic may cause decreased levels of customer service and satisfaction. We also intend to introduce additional or enhanced features and services to retain current business customers and attract new business customers to our web site. If we introduce a feature or a service that is not favorably received or which contains errors, our current business customers may not use our web site as frequently and we may not be successful in attracting new business customers. We also may experience difficulties that could delay or prevent us from introducing new services and features. If business customers encounter difficulty with or do not accept new services or features, our business, results of operations and financial condition could be adversely affected. Our failure to manage our growth and expansion could adversely affect our business, results of operations and financial condition.

OUR INTELLECTUAL PROPERTY IS IMPORTANT TO OUR BUSINESS AND MUST BE PROTECTED.

     We regard the protection of our intellectual property, including our URL "www.b2bstores.com" and our "b2bstores.com" trademark, as critical to our success. We also rely on the proprietary technology of third parties, including Netgateway. Unauthorized use of the intellectual property used in our business by third parties may damage our brand and our reputation. We rely on intellectual property laws and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property or the intellectual property of our third-party providers without authorization.

     Our inability to protect our "b2bstores.com" domain name in particular may adversely affect our business. The market for registering Internet domain names in the United States and in foreign countries has become increasingly competitive and is expected to undergo further changes in the near future. We expect that the requirements for registering Internet domain names will be affected, as well. The relationship between regulations governing Internet domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring Internet domain names that are similar to, infringe upon or otherwise decrease the value of our Internet domain name, the trademarks and other intellectual property rights used by us and we may need to protect our rights through litigation.

     We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights we use. The resolution of any infringement claims may result in lengthy and costly litigation. Moreover, resolution of a claim may require us to obtain a license to use those intellectual property rights or possibly to cease using those rights altogether. Any of those events could have a material adverse effect on our business, results of operations and financial condition.

IT IS IMPORTANT THAT WE BUILD AWARENESS OF OUR BRAND AND BUSINESS.

     Although we intend to devote significant capital to creating and maintaining brand loyalty and raising awareness of our products and services, our failure to advertise and market our web site or brand effectively could cause our business to suffer. Our success in promoting our brand also will depend on our success in providing our customers with quality products and services and a high-level of customer satisfaction. Creating brand awareness for a brand containing the term "b2b" may prove difficult if the markets confuse, or are unable to differentiate among, the numerous web sites branded with the term "b2b."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET.

     The laws governing Internet transactions remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could increase our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

     Laws and regulations directly applicable to communications or commerce conducted over the Internet are becoming more prevalent. We must comply with new regulations in the United States and other countries where we may conduct business. The growth and development of the business-to-business e-commerce market may result in the adoption of stringent laws governing consumer protection and the taxation of e-commerce. Noncompliance with any newly adopted laws and regulations could expose us to significant liabilities.

OUR BUSINESS COULD BE SIGNIFICANTLY DISRUPTED IF OUR SYSTEMS OR THE SYSTEMS OF OTHERS PROVE NOT TO BE YEAR 2000 COMPLIANT.

     We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. We are largely dependent on our ability to conduct our operations through the Internet, therefore any significant disruption of this computer infrastructure caused by the Year 2000 problem could significantly interfere with our business operations. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts to address Year 2000 compliance issues are not successful, or if vendors with whom we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

WE WILL HAVE BROAD DISCRETION TO APPLY THE PROCEEDS OF THIS OFFERING. SOME OF THE PROCEEDS WILL BE USED TO PAY A DEBT OWED TO A PRINCIPAL STOCKHOLDER OF OUR COMPANY AND CASH BONUSES TO CERTAIN OF OUR OFFICERS.

     We intend to use the net proceeds from this offering for the development of our web site, technology backbone, brand identity and general corporate purposes. Accordingly, our management will have significant flexibility in applying such proceeds. The failure of our management to apply such funds effectively could have a material adverse effect on our business, results of operations and financial condition. Additionally, approximately $185,000 of the net proceeds of this offering will be used to repay debt owed to one of our principal stockholders and $130,000 will be used to pay cash bonuses to certain of our officers that will be due upon consummation of this offering. Accordingly, an aggregate of approximately $315,000 of the net proceeds will not be available for use in connection with the development of our web site and business operations.

YOU WILL BE PAYING MORE ON A PER-SHARE BASIS THAN EXISTING STOCKHOLDERS, RESULTING IN AN IMMEDIATE DILUTION TO YOUR INVESTMENT.

     Since the net tangible book value per share of common stock immediately after completion of the offering will be significantly less than the per-share offering price paid by investors in the offering, the investors will suffer immediate and substantial dilution in their investment in our common stock.

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR SHARES AND AN ACTIVE TRADING MARKET FOR OUR SHARES MAY NOT DEVELOP.

     Prior to this offering, there has been no public market for our shares. Although we have applied for quotation of our common stock on the Nasdaq National Market, there can be no assurance that this application will be approved, and even if approved, we can give no assurance that an active trading market for our shares will develop or, if developed, be sustained following the closing of this offering. If an active trading market is not developed or maintained, the liquidity and trading price of the shares could be adversely affected. The offer price, which may bear no relationship to the price at which the shares will trade upon completion of this offering, was determined by negotiations between us and the underwriters, based upon factors that may not be indicative of future market performance.

UPON COMPLETION OF THIS OFFERING, OUR CHAIRMAN OF THE BOARD WILL CONTROL OUR COMPANY. HE IS ALSO CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF OUR PRINCIPAL STOCKHOLDER, WHICH COULD CREATE CONFLICTS OF INTEREST.

     Richard Kandel, our Chairman of the Board, is also Chairman of the Board and Chief Executive Officer of Enviro-Clean of America, Inc., a principal stockholder of our company. Mr. Kandel is deemed to beneficially own the shares of our common stock he holds directly as well as the shares of common stock owned by other entities he controls, including Enviro-Clean. Accordingly, Mr. Kandel beneficially owns approximately 80.4% of our outstanding common stock prior to this offering, and will own approximately 43.0% upon completion of this offering. He will be in a position to significantly influence any matter put to a vote of our stockholders, including with respect to the election of our directors.

     Enviro-Clean maintains an online presence at www.b2bgoods.com and through this web site sells products related to its janitorial and sanitary maintenance operations and certain other products, all of which are also available through our web site. Although Enviro-Clean is generally obligated to refrain from selling its products online other than through its www.b2bgoods.com web site and our web site for as long as it owns at least 10% of our common stock, there could be conflicts of interest as a result of Mr. Kandel's positions with us and Enviro-Clean and his fiduciary responsibilities arising from such positions.

     Enviro-Clean has furnished certain of our vendors with guarantees with respect to our obligations to them as part of our early stage development and creation of our initial vendor relationships. Although we anticipate that our receipt of the net proceeds of this offering will eliminate our need to supply similar guarantees to vendors in the future, if such guarantees should be necessary, Enviro-Clean has no obligation, and may not have the financial ability, to provide them.

OUR SHARE PRICE IS EXPECTED TO BE HIGHLY VOLATILE.

     The price of shares sold in an initial public offering is frequently subject to significant volatility for a period of time following the initial public offering. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the shares of Internet-sector companies and which may be unrelated to the operating performance of such companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of our shares.

WE CURRENTLY DO NOT PLAN TO PAY CASH DIVIDENDS ON OUR SHARES.

     We have never declared or paid any cash dividends on our shares and do not anticipate paying cash dividends in the foreseeable future.

EXERCISE OF OPTIONS AND WARRANTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND WILL DILUTE YOUR PERCENTAGE OF OWNERSHIP.

     At the date of consummation of this offering, there will be outstanding options to purchase 1,000,000 shares of our common stock and we have obligations under existing employment agreements which may cause us to grant additional options to purchase up to 200,000 shares of our common stock under our 1999 Performance Equity Plan during 2000. We also may grant options to purchase up to an additional 1,800,000 shares of common stock under our plan and other options and warrants to purchase common stock outside of the plan. We will also issue warrants to the representatives to purchase up to 350,000 shares of our common stock in connection with this offering. The exercise of these securities, and the exercise or conversion of additional stock options, warrants or convertible securities that we may issue in the future, may adversely affect the market price for our common stock and will dilute the percentage ownership of our other stockholders. The dilutive effect upon the exercise of these securities might adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise them when we would be able to obtain additional equity capital on terms more favorable than these securities.

SALES OF A LARGE NUMBER OF SHARES IN THE PUBLIC MARKET COULD REDUCE OUR STOCK PRICE.

     Substantially all of the 4,021,643 shares of our common stock outstanding prior to this offering will be saleable under Rule 144 of the Securities Act after June 2000, with the balance becoming saleable in August and September 2000. Although the holders of such common stock have signed agreements with the underwriters pursuant to which they are restricted from selling any such common stock during the 12-month period following consummation of this offering, the underwriters can consent to the waiver of these restrictions at any time without notice. Sales or the expectation of sales of a substantial number of shares of our common stock in the public market could adversely affect the prevailing market price of our common stock.

OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER OF OUR COMPANY.

     Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. These provisions include, among others:

     o the division of the board of directors into three separate classes;

     o the right of the board to elect a director to fill a space created by the expansion of the board;

     o the ability of the board to alter our bylaws; and

     o the ability of the board to issue series of preferred stock without stockholder approval.

     Furthermore, because we are incorporated in Delaware, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions prohibit certain significant stockholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless:

     o 66 2/3% of the shares of voting stock not owned by this significant stockholder approve the merger or combination; or

     o our board of directors approves the merger or combination or the transaction which resulted in the significant stockholder owning 15% or more of our outstanding voting stock.

                                USE OF PROCEEDS

     Assuming an offering price of $10.00 per share, we estimate that we will receive net proceeds from the sale of shares in this offering of approximately $30,675,000 (approximately $35,373,750 if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and other expenses payable by us estimated at approximately $4,325,000 (approximately $4,876,250 if the underwriters exercise the over-allotment option in full). We intend to use the net proceeds as follows (assuming no exercise of the over-allotment option):

                          APPLICATION OF PROCEEDS                                AMOUNT       PERCENT
----------------------------------------------------------------------------   -----------    -------
Sales and marketing.........................................................   $18,000,000      58.7%
Development of our web site and customer support operations.................     2,500,000       8.1
Repayment of debt to principal stockholder..................................       185,000       0.6
Payment of bonuses to certain officers......................................       130,000       0.4
Working capital and general corporate purposes..............................     9,860,000      32.2
                                                                               -----------     -----
  Total.....................................................................   $30,675,000       100%
                                                                               -----------     -----
                                                                               -----------     -----

     We intend to use approximately $18,000,000 of the net proceeds for sales and marketing activities and operations. An important part of these activities will be the development of the "b2bstores.com" brand and promotion of our web site and product and service offerings. These activities include the advertising of our web site in trade journals and magazines, direct mailings to businesses, and online marketing initiatives. This portion of the proceeds will also be used for the hiring of sales and marketing personnel and for any up-front payments that may be required by fulfillment agents prior to their actual delivery of products to our customers.

     We intend to use approximately $2,500,000 of the proceeds for the continued technological development of our web site, including the in-house development of proprietary software and related technologies, the hiring of design and technology personnel, and the purchase and/or leasing of hardware and third-party technologies that we believe will enhance our web site's ease of use, presentation, e-commerce and information capabilities and sense of community. This portion of the proceeds also will be used for the expansion of our customer support operations, including our 24-hour customer service telephone operations and live, online customer service chat area.

     We will use approximately $185,000 of the net proceeds to repay loans made to us by Enviro-Clean, a principal stockholder of our company whose Chairman of the Board and Chief Executive Officer is Richard Kandel, our Chairman of the Board. These loans were made in the aggregate principal amount of approximately $180,000 in June and July 1999 and bear interest at the annual rate of 8%. All principal (together with interest due on such principal) is payable by us on the earlier of (a) December 31, 1999 and (b) the date this offering is consummated.

     We will use approximately $130,000 of the net proceeds to pay cash bonuses to certain of our officers, as required under their employment agreements.

     We intend to use the remaining net proceeds for working capital and general corporate purposes, which will include salaries of additional management and back-office personnel, and expansion of our financial and accounting infrastructure. Our management will have broad discretion in allocating the proceeds to be applied for working capital and general corporate purposes. A portion of the net proceeds allocated to our working capital and for general corporate purposes also may be applied to acquisitions, investments or strategic alliances domestically or abroad which have not yet been identified. If the underwriters exercise their over-allotment option in full, we intend to use the net proceeds from the sale of the shares sold pursuant to the exercise of the over-allotment option for working capital and general corporate purposes.

     Based upon current plans and assumptions relating to our business plan, we anticipate that the net proceeds of this offering, together with our existing capital resources, will satisfy our capital requirements for at least the 18-month period following the consummation of this offering.

However, if our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations.

     Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit, or direct or guaranteed obligations of the United States government.

                                DIVIDEND POLICY

     We expect to retain all earnings generated by our operation for the development and growth of our business, and do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                                    DILUTION

     A company's net tangible book value is equal to its total tangible assets minus its total liabilities. A company's net tangible book value per share is calculated by dividing its net tangible book value by the total number of shares of common stock outstanding. As of August 31, 1999, we had a net tangible book value of $398,183, or approximately $.10 per share of common stock.

     As of August 31, 1999, after adjusting for the issuance of 3,500,000 shares of our common stock in this offering (at an assumed offering price of $10.00 per share) and the receipt by us of the net proceeds from this offering (and the application of a portion thereof to repay certain debt and pay bonuses to certain executive officers), our as adjusted net tangible book value, would have been approximately $30,938,019, or approximately $4.13 per share of common stock. This represents an immediate increase in our net tangible book value of approximately $4.03 per share of common stock to existing stockholders and an immediate dilution of approximately $5.87 per share, or approximately 59%, to new investors purchasing shares in this offering. The following table illustrates this dilution using an assumed public offering price of $10.00 per share:

Assumed initial public offering price per share...................................             $   10.00
        Net tangible book value per share as of August 31, 1999...................        .10
        Increase per share attributable to sale of shares in this offering........       4.03
                                                                                    ---------
As adjusted net tangible book value per share of common stock after this
  offering........................................................................             $    4.13
                                                                                               ---------
Dilution per share of common stock to investors in this offering..................             $    5.87
                                                                                               ---------
                                                                                               ---------

     Assuming the exercise in full of the underwriters' over allotment option, the as adjusted net tangible book value of our company at August 31, 1999 would have been approximately $4.44 per share, representing an immediate increase in net tangible book value of $4.34 per share to our company's existing stockholders and an immediate dilution in net tangible book value of $5.56 per share to new investors.

     The following table summarizes, as of August 31, 1999, the number and percentage of shares of common stock purchased from our company, the amount and percentage of the cash consideration paid, and the average price per share paid by existing stockholders and by new investors pursuant to this offering. The calculation below is based on an assumed initial public offering price of $10.00 per share, before deducting the estimated underwriting discount and offering expenses paid by our company.

                                         SHARES PURCHASED       TOTAL CASH CONSIDERATION    AVERAGE
                                       ----------------------   ------------------------     PRICE
                                        NUMBER(1)     PERCENT      AMOUNT       PERCENT    PER SHARE
                                       -----------    -------    -----------    -------    ---------
Existing stockholders...............     4,000,000      53.3%    $   636,000       1.8%     $  0.16
New investors.......................     3,500,000      46.7%     35,000,000      98.2%       10.00
                                       -----------     -----     -----------     -----
  Total.............................     7,500,000     100.0%    $35,636,000     100.0%
                                       -----------     -----     -----------     -----
                                       -----------     -----     -----------     -----


------------------
(1) Does not include (a) 1,000,000 shares of common stock issuable upon exercise of options that will be granted to certain officers on the date the registration statement of which this prospectus is a part is declared effective by the SEC (at a per-share price equal to 80% of the offering price in this offering), (b) 200,000 shares of common stock issuable upon exercise of options that may be granted to certain officers during 2000 under our 1999 Performance Equity Plan upon the attainment by us of certain operational and financial criteria (at a per-share price equal to the last sale price of a share of common stock as reported on Nasdaq on the last trading day prior to the date of grant), (c) 1,800,000 additional shares of common stock that would be issuable upon exercise of other options that we may grant under our plan, (d) 350,000 shares of common stock issuable upon exercise of warrants being issued to the representatives in connection with this offering and (e) 21,643 shares of common stock issued to certain consultants and directors in September 1999. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. Please see "Capitalization," "Management-1999 Performance Equity Plan" and notes 4 and 6 to our company's financial statements.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of August 31, 1999 on an actual and as adjusted basis. The as adjusted column shows our capitalization adjusted to reflect the issuance of the 3,500,000 shares in this offering (at an assumed public offering price of $10.00 per share) and the initial application of a portion of the proceeds of this offering to (a) repay all of our short-term debt, and (b) pay cash bonuses that will be due to certain executive officers. You should read this information together with our company's financial statements and the notes thereto appearing elsewhere in this prospectus.

                                                                                         AUGUST 31, 1999
                                                                                    ----------------------------
                                                                                      ACTUAL       AS ADJUSTED
                                                                                    ----------    --------------
Short-term debt..................................................................   $  179,836     $         --
                                                                                    ----------     ------------
                                                                                    ----------     ------------
Stockholders' equity:
  Preferred stock, par value $0.01 per share, 5,000,000 shares authorized; no
     shares issued (actual and as adjusted)......................................           --               --
  Common stock, par value $0.01 per share, 25,000,000 shares authorized;
     4,000,000 issued and outstanding (actual); and 7,500,000 shares issued and
     outstanding, as adjusted(1).................................................       40,000           75,000
  Additional paid-in capital.....................................................    2,497,500       33,137,500
  Deficit accumulated during development stage...................................   (2,086,866)      (2,221,930)
                                                                                    ----------     ------------
     Total stockholders' equity..................................................      450,634       30,990,570
                                                                                    ----------     ------------
     Total capitalization........................................................   $  450,634     $ 30,990,570
                                                                                    ----------     ------------
                                                                                    ----------     ------------

------------------
(1) Does not include (a) 1,000,000 shares of common stock issuable upon exercise of options that will be granted to certain officers on the date the registration statement of which this prospectus is a part is declared effective by the SEC (at a per-share price equal to 80% of the offering price in this offering), (b) 200,000 shares of common stock issuable upon exercise of options that may be granted to certain officers during 2000 under our 1999 Performance Equity Plan upon the attainment by us of certain operational and financial criteria (at a per-share price equal to the last sale price of a share of common stock as reported on Nasdaq on the last trading day prior to the date of grant), (c) 1,800,000 additional shares of common stock that would be issuable upon exercise of other options that we may grant under our plan and (d) 350,000 shares of common stock issuable upon exercise of warrants being issued to the representatives in connection with this offering.

                               PLAN OF OPERATIONS

     You should read the following discussion together with the rest of this prospectus, including the financial statements and related notes thereto and the other financial information included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements based on current expectations, which involve risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with our expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     b2bstores.com is a branded Internet web site specifically designed to assist business customers in the operation and development of their businesses. We began our commercial operations in September 1999 and have generated only nominal revenues to date.

     b2bstores.com provides user-friendly online access to business products and supplies. In the fourth quarter of 1999, we will be expanding our web site to increase the range of our product offerings, introduce auction capabilities and begin providing service referrals and value-added business content.

     It is anticipated that our web site will provide our business customers with all of our initial, proposed functions by the first quarter of 2000. Thereafter, we will continue to enhance our features and expand our product and service offerings in order to continue to provide our business customers with leading-edge e-commerce capabilities, community functions and timely business content.

     Our objective is to become a leading, one-stop Internet destination that enables business customers to conduct e-commerce, communications and other online interaction with their customers, suppliers and colleagues.

SOURCES OF REVENUE

     We believe that we will derive our revenues from the following sources:

     o product sales;

     o service referral fees and commissions;

     o advertising; and

     o "click through" fees.

PRODUCT SALES

     We sell products from our expanding catalog of products--from cleaning products to office supplies to computers. We also intend to provide our business customers with the ability to purchase ancillary products such as flowers, collectibles and vacation packages. We expect a substantial majority of our revenue to come from the online sale of products.

SERVICE REFERRAL FEES

     We will provide our business customers with access to a broad range of business services, such as 401(k) planning, human resource outsourcing, recruiting services and corporate event planning. Subject to regulation in applicable industries, we will generate revenues from our service referral activities through the collection of commissions and referral fees from the service providers to which we direct our business customers.

ADVERTISING REVENUE

     Revenue from advertising on the Internet is driven by the size and quality of a web site's audience. We believe that our target audience--business customers--will give us the ability to structure attractive transactions with advertisers. Advertising revenue will be earned from the sale of advertising banners, pop-up windows and sponsorship or promotional rights placed on our web site. We believe that advertising revenue will be an important source of our revenue in the future. In order to effectively sell advertising on our web site, we believe we will need to consistently achieve more than 1,000,000 hits per month. The rates that we charge our advertisers for the placement of the advertisements at our web site will range from $0.005 to $0.02 per hit, based upon the amount of advertising purchased and the relative placement of such advertising within our web site. During the term of our agreement with Netgateway, we are obligated to share equally with Netgateway all advertising revenue generated through our web site.

"CLICK-THROUGH" REVENUE

     We will participate in affiliate programs with online retail partners by placing "click-through" tags in our b2bstores.com web site. When a business customer points his or her mouse to one of these click-through tags and clicks the mouse, he or she is brought to the e- commerce web site of one of our retail partners. Our click-through tags will allow us to generate revenues through the collection of sales commissions from our click-through retail partners. Commissions from our click-through initiatives will vary. During the term of our agreement with Netgateway, we are obligated to share equally with Netgateway all revenues generated through our "click-through" arrangements.

EXPENSES

     Our expenses are composed of:

     o salaries;
     o sales and marketing costs;
     o costs of products;
     o web site and technology development costs;
     o customer satisfaction operations; and
     o general and administrative costs.

SALARIES

     We believe that there are four key components to our success. They are:

     o effective marketing of the web site (to vendors, advertisers and business customers);

     o efficient management of vendors and fulfillment agents (i.e., the entities that will supply and distribute products purchased on our own storefronts located at our web site);

     o availability of useful and attractive web site features and leading-edge technology; and

     o effective execution of our operations.

     In order to excel in all of these areas, we must hire talented personnel. Competition for qualified, experienced personnel in the high-tech market is intense. In order to compete effectively in this labor market, we must provide generous compensation plans. Accordingly, we will incur significant expense in hiring and retaining the personnel we need to grow our business.

SALES AND MARKETING COSTS

     The development of our brand name, the creation of traffic to our web site and the promotion of our business, products and services, will require significant sales and marketing efforts. Accordingly, we will incur significant expenses in connection with advertising, promotional and public relations activities, merchandising, market research and consultancy and customer database management.

COSTS OF PRODUCTS

     We account for each product sold through our web site as a sale by us directly to our business customer and the entire amount paid by such customer to us for the product is accounted by us as revenue. The product order is actually fulfilled by one of our fulfillment agents, which charges us a negotiated price for the product. Generally, upon shipment of a product from one of our fulfillment agent's premises, we assume title to the product, and accordingly, risk of loss, until it is received by our business customer. The amounts we are charged by our vendors for the products we purchase from them are expensed by us as part of our cost of sales.

WEB SITE AND TECHNOLOGY DEVELOPMENT COSTS

     Competition for user traffic among business-related web sites is intense. Web sites can differentiate themselves from others by providing users with an online experience that is easy, efficient and useful. By providing an online experience that is also informative and entertaining and visually pleasing, web sites can increase the percentage of first time users that return to the web site again and again. The quality of the online experience is directly related to the underlying technologies utilized by the web site. Such technology includes web site content, design, operational software, transaction processing systems and telecommunications infrastructure. We will be required to consistently update our hardware and software systems in order to deliver leading-edge technical solutions on our web site and provide users with an online experience superior to that provided by competitors. Accordingly, we will incur significant ongoing expense with respect to our technology.

     Currently, we rely heavily on Netgateway for our technical infrastructure and to host and deliver our web site. For these services we paid Netgateway an up-front fee, with additional nominal operating fees payable to Netgateway based on the number of hits on our web site. We also are required to pay Netgateway a small percentage of all revenues generated from sales (varying according to sales volume) processed through our e-commerce backbone, whether as result of sales of products by us or sales by other web sites to which we provide vendor management or processing services. During the term of our agreement with Netgateway, we are obligated to share equally with Netgateway all advertising and "click-through" revenues generated through our web site.

     We believe that by initially outsourcing a large portion of our technology infrastructure, we will be able to reduce the up-front costs associated with constructing and expanding a complex e-commerce and business information community, pay for a large portion of the services provided by third-party technology providers only as we generate revenues from our web site, and harness the proven experience of these technology providers. Over time, as our web site and operations mature, we intend to internally develop or otherwise internalize a significant portion of the technology used to operate our business.

CUSTOMER SATISFACTION OPERATIONS

     In order to effectively compete with traditional retailers, as well as overcome any hesitancy potential customers may have in purchasing products over the Internet, we have implemented a customer satisfaction program. We believe that most e-commerce companies do not provide users with real customer service. We intend to differentiate our web site from other business web sites by providing live, attentive customer service. Our customer satisfaction system manages customer service issues 24 hours a day, seven days a week both in person and online. We will incur substantial ongoing costs in connection with the operation of this system, including fees payable to companies to which we outsource parts of our customer satisfaction program.

     As part of our customer satisfaction program, we plan to offer customers the guarantee that they will get the products they ordered, in a timely fashion, and in working order. If our customers are dissatisfied with a product, they will have 30 days to return it, and we will refund their money. Accordingly, we may be required to make significant reserves for returns and to defer recognition of revenues for certain periods of time.

GENERAL AND ADMINISTRATIVE COSTS

     We will incur significant expense in connection with the salary, benefits and staff costs for general management and administrative employees, costs relating to our facilities and professional services.

RESULTS OF OPERATIONS

     We have a very limited operating history and our activities to date have been limited to launching our service, establishing relationships with e-commerce partners and refining our product presentation. As a result, our historical financial information is not necessarily indicative of our future financial performance.

     We expect to incur significant net losses during 1999. In connection with the granting of options to certain officers on the effective date of the registration statement of which this prospectus is a part, we will incur non-cash compensation charges over the vesting period of such options based on the excess of the market price established on the effective date and the exercise price of such options. Based on an assumed market price of $10.00, these charges to operations will be $400,000, $750,000, $425,000 and $425,000 in 1999, 2000, 2001 and 2002, respectively. In connection with the issuance of 21,643 shares of common stock to consultants and directors in September 1999, we will record a non-cash compensation charge to operations of $216,430. In addition, upon consummation of this offering, we will be required to pay cash bonuses aggregating $130,000 to certain officers, further increasing our losses during 1999. There can be no assurance that we will ever achieve or maintain profitability.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, our working capital requirements have been satisfied through capital contributions by our current stockholders, including Richard Kandel, our Chairman of the Board, and Enviro-Clean of America Corp., a principal stockholder of our company, and loans made to us by Enviro-Clean.
Mr. Kandel is also Chairman of the Board and Chief Executive Officer of Enviro-Clean.

     In June 1999, we sold 3,666,667 shares of our common stock to Mr. Kandel, Enviro-Clean and others for $27,500 in the form of $11,000 cash and the transfer to us of all right, title and interest in www.b2bstores.com and all related assets, including intellectual property.

     In June and July 1999, Enviro-Clean made loans to us in the aggregate principal amount of approximately $180,000. These loans bear interest at the rate of 8% per annum and are repayable on the earlier of (a) December 31, 1999 and (b) the date this offering is consummated.

     In August 1999, we raised proceeds of $625,000 through the sale of 333,333 shares of our common stock to Mr. Kandel and other affiliates of Enviro-Clean at $1.88 per share.

     In September 1999, we issued (a) an aggregate of 16,643 shares of our common stock to certain persons in consideration of services rendered by them to our company, including certain persons who also render services to or are employed by Enviro-Clean, and (b) 2,500 shares of our common stock to each of John Higgins and Phillip Ellett in consideration of their becoming directors of our company.

     Our working capital at August 31, 1999 was $365,849. Our independent certified public accountants' report for the period from our inception
(June 28, 1999) through August 31, 1999
states that our limited working capital position prior to our receipt of the net proceeds of this offering raises substantial doubt about our ability to continue as a going concern. Accordingly, the continuation of our operations is dependent upon our receipt of the net proceeds of this offering. Based upon current plans and assumptions relating to our business plan, we anticipate that the net proceeds of this offering, together with our existing capital resources, will satisfy our capital requirements for at least the 18-month period following the consummation of this offering. However, if our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations.

     We expect to raise additional capital in 2001, which may be in the form of equity or debt financing. Any issuance of equity securities would dilute the interest of our stockholders. Additionally, if we incur debt, our company will become subject to risks that our cash flow may be insufficient to pay the principal and interest on any such debt. If financing is not available when and as we require, we could be forced to slow down the growth of our business or suspend operations entirely.

SEASONALITY

     Although we have a limited operating history, we expect to experience seasonal variations in our e-commerce and advertising revenue, especially during the summer period, when user traffic levels are expected to decline. Our e-commerce revenue may be affected by stronger consumer goods sales during the fourth calendar quarter of the year. In addition, our advertising revenue may experience the same seasonal and cyclical patterns as those in traditional media, where advertising increases ahead of the year-end holiday buying season.

YEAR 2000 COMPLIANCE

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the Year 2000. We utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the Year 2000 problem. We also depend on telecommunications providers to maintain network reliability.

     Our Year 2000 compliance program covers proprietary and internal systems as well as third party systems.

PROPRIETARY AND INTERNAL SYSTEMS

     Our program involves the following phases:

     Systems Review. We are in the process of doing a comprehensive review of all internal financial, informational and operational systems. To date, we have not found any Year 2000 problems.

     Testing. This phase involves defining test plans, establishing a test environment, developing test cases, performing testing and certifying and documenting the results. We expect to complete testing by November 1999.

     Contingency Planning. This phase involves reducing the risk of Year 2000-induced business disruption by confirming that we are able to produce a minimum acceptable level of service in the event of internal or external critical systems failure. We expect to complete contingency planning by November 1999.

THIRD PARTY SYSTEMS

     Third parties provide and support much of our service, therefore, a large part of our Year 2000 program involves confirming that these third party systems are Year 2000 compliant. In particular, we depend on telecommunications providers to maintain network reliability and Netgateway to manage the computer servers for our web site. Netgateway has informed us that it has completed the evaluation of its own internal Year 2000 compliance and that it expects to be fully Year 2000 compliant by the end of November 1999.

YEAR 2000 COMPLIANCE COSTS

     We have not incurred any costs to date in connection with revising our systems to ensure that they are Year 2000 complaint. We do not expect to incur any significant costs in connection with our ongoing efforts to ensure that our systems and the systems of our third-party technology suppliers are Year 2000 complaint.

YEAR 2000 RISKS

     There can be no assurance that we will be completely successful in our efforts to address Year 2000 issues in our proprietary and internal systems. In addition, we depend significantly on a number of third parties. An extended Year 2000-related disruption could cause our business customers to seek alternative web sites or cause an unmanageable burden on our technical and customer support services. This could materially and adversely affect our business, financial condition and results of operations.

     In addition, there can be no assurance that governmental bodies, utility companies, Internet access companies and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as prolonged Internet, telecommunications or electrical failure. This could prevent us from delivering our services to our customers and decrease the use of the Internet or prevent users from accessing web sites. This could materially and adversely affect our business, financial condition and results of operations.

     It is likely that the computer equipment used by some of our business customers may not be Year 2000 compliant. As a result, some of our business customers may not be able to access our service for some time during the beginning of 2000 which may result in a decrease in the number of our active registered accounts and in our revenue generally.

                                    BUSINESS

GENERAL

     b2bstores.com(Trademark) is a branded Internet web site specifically designed to assist business customers in the operation and development of their businesses. b2bstores.com provides user-friendly online access to business products and supplies, and will be expanded to provide access to business services, auctions and business-related information and content. Our objective is to become a leading, one-stop Internet destination that enables business customers to conduct e-commerce, communications and other online interaction with their customers, suppliers and colleagues. We began our commercial operations in September 1999 and have generated only nominal revenues to date.

OUR OPPORTUNITY

  THE GROWTH OF THE INTERNET

     The Internet is a mass communications medium, enabling millions of people worldwide to share information and interact with one another. This ability to interact serves to create community among individuals with similar interests and objectives. Jupiter Communications projects that the number of Internet users in the United States will grow from 80 million in 1998 to 150 million in 2003.

     The interactive nature of the Internet allows online merchants to communicate effectively with one another, and with customers, and allows advertisers to target customer bases having specific demographic characteristics and interests. As a result, the Internet is emerging as an attractive, and in many cases, preferred medium for the transaction of business, including e-commerce activities. Business-to-business electronic commerce, according to Forrester Research, is projected to grow from $100 billion in 1999 to $1.3 trillion in 2003.

  THE ADVENT OF BUSINESS WEB SITES

     Historically, businesses have had to go to a number of separate, traditional sources to obtain the products, supplies, services and information necessary for their operations. Similarly, they have used a variety of traditional channels, such as trade magazine, trade shows, buyer's guides, direct mail initiatives and trade journals for the advertising and marketing of their products and services. While these traditional channels have historically served a valuable purpose in facilitating commerce, information delivery and communication, they have inherent inefficiencies. These inefficiencies include the following:

     o Trade magazines have limited circulation and are not published in real-time;

     o Trade shows are held infrequently and are expensive for attendees and exhibitors;

     o Buyer's guides are cumbersome to search and provide limited depth of product and vendor content;

     o Direct mail responses often provide limited information about the prospective customer; and

     o Trade journal advertising can be cost prohibitive for smaller advertisers.

     Businesses are now increasingly utilizing the Internet as a valuable tool to access customers and suppliers, to communicate with partners and to operate more efficiently. Currently, the vast majority of business web sites focus on the offering of one of the following three types of solutions:

     o Product sites. These web sites focus primarily on the online sale of products. Many of these web sites historically have focused on computer hardware and software, with limited diversification into other products. These web sites are often designed for the retail consumer, with little specialization in products intended for business customers.

     o Service referral sites. These web sites focus primarily on the referral of business customers to services provided by other companies. Most of these web sites historically have functioned as simple directories and have offered referrals in only a limited number of business categories to business customers in a limited number of geographical locations. Typically, the listings on these web sites have no detailed information about the businesses to which they are referring business customers.

     o Business content sites. These web sites primarily offer business customers access to a wide array of articles, information and news services that are aimed at the business customer. These web sites seek to generate revenues through the sale of business information and by attracting high-volume traffic and then leveraging this traffic into advertising revenue.

     We believe that b2bstores.com will provide business customers with the combined abilities to purchase a broad range of quality products, access a wide variety of business-related services and research comprehensive business information, all at a single, user-friendly web site.

OUR OBJECTIVE AND STRATEGY

     We are creating an easy-to-use Internet web site that provides our business customers with access to quality products and supplies, a premier network of business services and a broad menu of business content. Our objective is to become a leading one-stop Internet destination for business customers--a place where they conduct their business-to-business transactions, build relationships with customers, suppliers and colleagues, and conduct their business-related research. The key elements of our strategy include:

     CREATING AWARENESS OF THE B2BSTORES.COM BRAND. It is imperative that we create awareness of the b2bstores.com brand in order to attract business customers to our web site, garner advertisers for our web pages and place our company in a favorable position when creating our relationships with vendors and other fulfillment partners. We intend to conduct extensive marketing activities, including the placement of advertisements online and in print publications such as trade journals, in order to create and enhance awareness of the b2bstores.com brand. Our marketing efforts strive to present b2bstores.com as an enjoyable, easy-to-use Internet web site that helps businesses work more efficiently and cost effectively. We intend to use a significant portion of the proceeds of this offering to build awareness of our brand and drive traffic to our web site.

     EXPANDING OUR PRODUCT OFFERINGS. We regularly seek to expand our product offering categories and the breadth of products available in these categories through the creation of relationships with vendors and distributors. We anticipate that the sale of products and supplies through our web site will account for the majority of our revenues. We also will be introducing auction capabilities to our web site, thereby increasing the types of products available at b2bstores.com and providing our business customers with the opportunity to transact business directly with one another. We believe that one of b2bstores.com's competitive strengths will be our highly diverse product mix, allowing us to offer low margin commodity products as well as higher-margin specialty goods.

     CREATING AND EXPANDING OUR BUSINESS REFERRAL SERVICES. Beginning in the fourth quarter of 1999, we will begin to offer our business customers access to many business services on a referral basis. It is currently anticipated that these service will include 401(k) consulting; accounting; insurance; advertising; leasing services; brokerage services; legal services; and telecommunications services. Our customers will be able to research service providers and interact with them and, in many cases, engage their services without leaving our web site.

     CREATING MARKETING AND DISTRIBUTION ALLIANCES. In order to increase the number of business customers that visit our web site, and to enhance our product and service offerings and e-commerce infrastructure, we are actively pursuing relationships with:

     o providers of business, business related and ancillary products;

     o suppliers of industry specific raw materials and raw goods;

     o providers of business and professional services;

     o proprietary online services;

     o operators of leading Internet portals; and

     o producers of Internet content.

     ENHANCING WEB SITE UTILITY THROUGH THE CREATION OF COMMUNITY AND THE PROVISION OF BUSINESS CONTENT. Our web site strives to create community among our business customers and their customers, suppliers and colleagues. Our web site's community and business information functions are designed to provide easy interaction between the business customer and the web site, and the business customer and other business customers. Our web site also will provide our business customers with access to highly specific information and interactive capabilities that would be impossible or cost prohibitive to provide in other mediums, such as trade journals or broadcast.

     CREATING AND EXPLOITING ADVERTISING REVENUE OPPORTUNITIES. Our web site is specifically designed for business customers and we will spend a significant amount of capital on marketing efforts designed to drive business customer traffic to our site. We believe that a concentrated user base of business customers will possess characteristics highly desirable to business-to-business advertisers, and will differentiate our web site from most other e-commerce web sites.

     PROVIDING VENDOR MANAGEMENT SERVICES FOR OTHER WEB SITES. We intend to utilize our capabilities in the management of vendor relationships to provide commerce management services to other web sites. We will allow other business-related web sites to access our product offerings and offer these products to their own users. Product orders placed through these web sites will be processed through our systems, and fulfilled by our fulfillment agents. We will charge our e-commerce web site partners negotiated commissions based on sales of our product offerings generated through their web sites.

     ACQUIRING COMPLEMENTARY CONTENT AND TECHNOLOGY. We will regularly seek to acquire business content and e-commerce technologies that are complementary to our business focus and community objective. We may acquire content and/or technologies through the purchase of assets or the acquisition of companies possessing these assets. We may pay for any such asset purchase or acquisition in cash, through the issuance of our securities or a combination of cash and securities.

THE B2BSTORES.COM WEB SITE

     Our web site moves business-to-business transactions and other business operations away from traditional modes to the Internet. Our web site is designed as a community mall--a place where business customers can visit a "virtual storefront" or product categories of their choice, seek out services from respected professionals, research issues important to their business and meet and communicate with customers, suppliers, colleagues and competitors. We strive to make our web site user friendly and to create an experience that is highly useful, efficient, enjoyable and informative for the business customer.

  PRODUCT CATEGORIES

     Our business customers have access to a growing number of product categories online. The products in these categories are sold by us. All product fulfillment will be done through our vendors and other third parties.

     The various product catalogs available at our web site are designed to be visually attractive, informative and easy to use. Our online product catalogs also provide our vendors with the ability to monitor and evaluate e-commerce activity, and provide our web site advertisers with the ability to track the number of visitors and leads generated from a particular catalog, product category or banner advertisement.

     We currently offer business and business-related products in the following categories:

o office supplies                                    o office furniture
o janitorial supplies                                o safety and industrial supplies
o computer supplies                                  o desktop computer systems
o notebook computer systems                          o computer peripherals
o software                                           o financial products

     During 2000, we intend to expand our product offerings to include the following additional categories:

o books                                              o pre-paid calling cards
o printing supplies                                  o executive travel accessories
o promotional products                               o fitness products
o time management products                           o stationery
o videos                                             o magazine subscriptions
o travel
o music

  SERVICE REFERRALS

     The operation of a business requires not only the purchase of supplies and business products, but also the use of professional services. In the fourth quarter of 1999, we will begin to offer our business customers online access to business and professional services on a referral basis. The service categories will include, among others, the following:

o 401(k) consulting and products                     o human resources consulting
o accounting services                                o insurance brokerage services
o advertising agencies                               o Internet service providers
o leasing services                                   o brokerage services
o legal services                                     o telecommunications services
o commercial real estate brokerages                  o marketing agencies and services
o computer networking services                       o computer repair services
o e-commerce Merchant Hosting                        o payroll services
o event planning services                            o executive recruiters

  BUSINESS CONTENT AND COMMUNITY

     We believe that the creation of an active online community at our web site and the provision of valuable business information will create loyalty among our business customers and promote repeat visitation and web site use. We are therefore designing our web site to provide business customers with access to:

     o information and reviews relating to products and services offered through our web site;

     o e-commerce tools and solutions to help business customers buy and sell products and services through the Internet efficiently and cost-effectively;

     o industry specific news and publications;

     o chat rooms and bulletin boards, where industry specific and general topics relevant to the community interest are discussed;

     o an events calendar, which publishes the dates, time and other relevant information relating to events that are important to web site users, such as trade shows, online chat sessions and news and other television programming broadcasts covering topics important to business customers.

     o a personal calendar, which is a customizable interactive calendar that allows the business customer to schedule and keep track of important dates, times and other information and receive e-mail reminders of such information;

     o classified advertisements, where job listings and other business relevant advertising may be placed and reviewed;

     o educational resource centers;

     o up to the minute national and regional news;

     o stock quotes;

     o yellow and white page directory services;

     o business products and services auction web site;

     o franchise and other business opportunities; and

     o trade association newsletters and information.

SALES AND MARKETING

  SALES AND DISTRIBUTION

     When an order is placed at our web site, the order is electronically processed by our systems and then forwarded to the inventory management system of one of our fulfillment agents. Our fulfillment agent then packages and delivers the order to the business customer. We bill the business customer directly and collect the purchase price. We pay our fulfillment agents directly for their services and supplies.

     Business services accessible through our web site will be provided to our business customers by third-party professionals and other businesses. Subject to regulation in applicable industries, we will generate revenues from our service referral activities through the collection of commissions and referral fees from the service providers to which we direct our business customers.

     As is the case with most web sites, we also will place "click-through" tags in our b2bstores.com web site. When a business customer points his or her mouse to one of these click-through tags and clicks the mouse, he or she will be brought to the e-commerce web site of one of our retail partners. These click-through tags will allow b2bstores.com to generate revenues through the collection of sales commissions from our click-through retail partners.

  MARKETING

     We will use a variety of marketing programs to increase awareness of the "b2bstores.com" brand and to drive traffic to our web site. Our marketing strategy contains a mix of print advertising, outbound e-mail, telemarketing, new media banner campaigns, trade shows and direct mail. We also will participate in industry specific events, industry association activities and partnerships with interactive services companies. We believe that forming strategic marketing and distribution alliances with partners in the Internet, print publishing and industry associations will be important for rapid market penetration.

  CUSTOMER SATISFACTION

     In order to effectively compete with traditional retailers, as well as overcome any hesitancy potential customers may have in purchasing products over the Internet, we have implemented a customer satisfaction program. We believe that most e-commerce companies do not provide users with real customer service. We intend to differentiate our web site from other business web sites by providing live, attentive customer service. Our customer satisfaction system manages customer service issues 24 hours a day, seven days a week both in person and online. We will incur substantial ongoing costs in connection with the operation of this system, including fees payable to companies to which we outsource parts of our customer satisfaction program.

     As part of our customer satisfaction program, we plan to offer customers the guarantee that they will get the products they ordered, in a timely fashion, and in working order. If our customers are dissatisfied with a product, they will have 30 days to return it, and we will refund their money.

TECHNOLOGY

     We have entered, and continue to seek to enter, into relationships with technology providers in connection with the development, operation and maintenance of our web site.

     We rely on Netgateway for the design, development, maintenance and hosting of our web site. As part of this relationship, we also have use of Netgateway's state-of-the-art data center and its experienced staff of software and e-commerce technology developers. For these services we paid Netgateway an up-front fee, with additional nominal operating fees payable to Netgateway based on the number of hits on our web site. We also are required to pay Netgateway a small percentage of all revenues generated from sales (varying according to sales volume) processed through our e-commerce backbone, whether as result of sales of products by us or sales by other web sites to which we provide vendor management or processing services. During the term of our agreement with Netgateway, we are obligated to share equally with Netgateway all advertising and "click-through" revenues generated through our web site.

     We believe that by initially outsourcing a large portion of our technology infrastructure on this basis, we are able to reduce the up-front costs associated with constructing and expanding a complex e-commerce and business information community, pay for a large portion of these services only as we generate revenues from our web site, and harness the proven experience of these technology providers. Over time, as our web site and operations mature, we intend to internally develop or otherwise internalize a significant portion of the technology used to operate our business.

     We are assembling a staff of in-house designers and programers to continually add functionality to our site. Our technology staff updates our site's look and feel, and ensures that all content stays current and useful. We believe that an internal technology staff will enable us to address specific customer requirements for functionality, as well as handle custom integration issues which may arise from large vendor partners or business customers.

     In structuring our technology backbone, we ensure that the resulting platform has the following characteristics:

     Scalability. We require our backbone to be scalable for the rapid deployment of functions, features and content as required to meet the demand of our business customers while maintaining desired performance standards. In the rapidly changing Internet environment, the ability to update an application to stay current with new technologies is important. Our site system and related technologies allow for the addition, modification, or replacement of web site based applications in a cost-efficient and expeditious manner.

     Reliability and Security. We use leading-edge software to protect our Web servers. The majority of our hardware and software is maintained by Netgateway, which provides us with professional data center hosting facilities and redundant high-speed Internet connectivity. Netgateway monitors and supports our systems 24 hours a day, seven days a week.

     We also are currently developing our own content and web site management tools to facilitate the maintenance and updating of our web site.

PROPRIETARY RIGHTS

     We regard the protection of our intellectual property, including our URL "www.b2bstores.com" and our "b2bstores.com" trademark, as critical to our success. We also rely on the proprietary technology of third parties, including Netgateway. Unauthorized use of the intellectual property used in our business by third parties may damage our brand and our reputation. We rely on intellectual property laws and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property rights.

GOVERNMENT REGULATION

     The laws governing Internet transactions remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could increase our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

     For example, although not yet enacted, Congress is considering laws regarding Internet taxation. In addition, various jurisdictions already have enacted laws that are not specifically directed to electronic commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

     The growth of the Internet and electronic commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business.

     Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions are granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any such legislation or regulation could materially adversely affect our business.

COMPETITION

     Our web site competes with numerous other web sites that offer any combination of e-commerce capabilities, business content and online community access. Our competitors vary in size and in the scope and breadth of the services they offer. In addition to competition from several e-commerce trade communities, we primarily encounter competition from business related e-commerce web sites such as PurchasePro.com, VerticalNet and OnVia.com, enterprise software purchasing systems providers such as Ariba, Commerce One and TRADE'ex, large Internet companies such as Yahoo.com, E-Bay and AOL, and traditional business product vendors, such as Office Depot and Staples, who are establishing their own Internet presence.

  E-COMMERCE

     The markets for business products and services offered through traditional channels and Internet channels are intensely competitive. We expect competition in these markets to increase.

     There are few barriers to the business e-commerce market. The rapid growth of the Internet in general, and online e-commerce activity specifically, has attracted the attention of numerous companies, including business product manufacturers and suppliers who have historically operated through traditional channels. Competitors could enter into exclusive distribution arrangements with our vendors and deny us access to their products. Increased competition also could result in pricing pressures, increased marketing expenditures and loss of market share, and could have a material adverse effect on our company.

  COMMUNITY SERVICES

     The market for community services is highly competitive, and we expect competition to continue to increase significantly. There are no substantial barriers to entry in these markets. We compete with many providers of community services, including companies that attempt, as we do, to target specific types of consumers, such as businesses consumers.

  CONTENT AND INFORMATION

     A large number of web sites and online services offer information features and content, such as news, stock quotes, industry specific content, Yellow Pages, e-mail listings, job listing and other content and features that are competitive with the content we plan to offer.

  ADVERTISING OPPORTUNITIES

     We compete with all of the foregoing types of companies for advertisers. We also compete with traditional media such as television, radio and print for a share of advertisers' total advertising budgets. We believe the number of companies selling web-based advertising and the available inventory of advertising space have increased substantially during recent periods.

     We believe that the principal competitive factors in our markets are:

     o brand recognition;

     o ease of use;

     o comprehensiveness;

     o breadth and quality of products, services and content offered;

     o access to customers; and

     o with respect to advertisers and sponsors, the number of users, duration and frequency of visits and user demographics.

     Many of our competitors in all of our target markets have significantly greater financial, technical, marketing and distribution resources. In addition, providers of Internet tools and services may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies.

EMPLOYEES

     As of September 30, 1999, we had six full-time employees and one part-time employee. We also use six to eight independent contractors on a project-to-project basis. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

PROPERTIES

     Our corporate headquarters are located in approximately 4,000 square feet of space at 249 East Ocean Boulevard, Long Beach California. We lease these premises at a monthly rental of $6,381. Currently all servers utilized in the operation of our site are managed by Netgateway and housed at an Exodus Communications data center in Irvine, California. Our server location is monitored 24 hours a day, seven days per week, and connected to multiple, redundant Internet access points and power sources.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

NAME                                              AGE   POSITION
-----------------------------------------------   ---   -----------------------------------------------
Richard Kandel.................................   47    Chairman of the Board and Director
Woo Jin Kim....................................   32    Chief Executive Officer, President and Director
Jeffrey Crandell...............................   32    Chief Technology Officer
Mark Voorhis...................................   52    Chief Financial Officer and Chief Operating
                                                          Officer
Shannon Jessup.................................   29    Executive Vice President--Business Development
Brian Wharton..................................   32    Senior Vice President--Technology Development
John Higgins...................................   53    Director
Phillip Ellett.................................   45    Director

     Richard Kandel founded our company in June 1999 and has been our Chairman of the Board since inception. He also was our President from inception until August 1999. From 1974 through 1998, Mr. Kandel was the owner and president of Kandel and Son, Inc., a sanitary supply distributor in the New York metropolitan region. In January 1999, Mr. Kandel sold Kandel and Son to Enviro-Clean, a distributor of janitorial and sanitary maintenance supplies and a principal stockholder of our company. Mr. Kandel served as President of Enviro-Clean from January 1999 through September 1999. In September 1999, Mr. Kandel became the Chairman of the Board and Chief Executive Officer of Enviro-Clean. He received his Bachelor of Science degree from Michigan State University.

     Woo Jin Kim has served as our Chief Executive Officer, President and a Director since August 1999. From December 1998 until joining our company in August 1999, Mr. Kim was the Senior Vice President of Channel Development at Netgateway, Inc., a provider of e-commerce, web design and web hosting services. From June 1998 to December 1998, Mr. Kim was the Director of Channel Sales for Admor Memory Corporation, a supplier of third-party memory products. From November 1996 to May 1998, Mr. Kim served as the Director of Distribution Sales for TechWorks, Inc., a manufacturer of third-party computer memory products. From November 1994 to November 1996, Mr. Kim was a Senior Product Manager for Merisel, Inc., a distributor of computer products. From December 1992 to November 1994, Mr. Kim served as the Director of Marketing for MIC Systems and Software Corp, a provider of dealership automation systems to the automotive, motorcycle and marine industries.

     Jeffrey Crandell has served as our Chief Technology Officer since August 1999. From June 1998 until joining our company in August 1999, he was Senior Vice President of E-commerce for Netgateway. From June 1996 to June 1998, he served as the Chief Operating Officer of Digital Genesis, Inc., a provider of e-commerce services. From October 1994 to June 1996, Mr. Crandell was the Manager of Application Systems at Mattel Toys, a toy and games manufacturer. From June 1992 to October 1994, he was a Systems Engineer for Alisa Systems (now Fabrik Communications) an Internet e-mail service provider. From January 1990 to June 1992, he was a systems Operator for Dresser Industries Inc., a supplier of equipment and services for the energy industry. Mr. Crandell received his Bachelor of Science degree in computer science from the University of Maryland.

     Mark Voorhis has served as our Chief Financial Officer and Chief Operating Officer since September 1999. In March 1999, Mr. Voorhis founded PC HouseCalls, Inc., an Internet-based computer service company, where he served as Chairman and Chief Financial Officer until joining our company in September 1999. From November 1997 until February 1999, he served as Chief Financial Officer and Chief Operating Officer for Admor. From October 1994 until November 1997, Mr. Voorhis was an independent consultant. From November 1983 until September 1994, Mr. Voorhis worked with Montano Securities Corporation in several different capacities, including as Chief Operating Officer and Chief Financial Officer. Mr. Voorhis has a Bachelor of Arts degree in business administration from California State University.

     Shannon Jessup has served as our Executive Vice President of Business Development since August 1999. From January 1999 until joining our company in August 1999, she was the Vice President of Channel Marketing for Netgateway. From August 1994 to January 1999, she held several executive positions at Merisel, including Director of Product Marketing from June 1998 to January 1999 and Director of North American Strategic Operations from January 1998 to June 1998. Prior to joining Merisel, from February 1992 to August 1994, she was the Manager of Sales and Marketing for ADAM systems, a value added reseller and software solutions provider in the health care industry. Ms. Jessup received her Bachelor of Arts degree in economics from the University of California.

     Brian Wharton has served as our Executive Vice President of Technology Development since August 1999. Mr. Wharton is also currently a member of Microsoft's Internet Advisory Board. From June 1998 until joining our company in August 1999, Mr. Wharton was the Senior Vice President of Development at Netgateway. From June 1996 to June 1998, Mr. Wharton was the Chief Technology Officer at Digital Genesis, a provider of e-commerce services, which was acquired by Netgateway in June 1998. From May 1992 to June 1996, Mr. Wharton was the Lead Developer at Mattel Toys. From May 1990 to May 1992, Mr. Wharton was the Manager of Research and Development at Tarp Information Systems Inc., a software development company. Mr. Wharton received his Bachelor of Science degree in computer science from the University of Maryland.

     John Higgins has served as a director of our company since September 1999. Since May 1998, Mr. Higgins has been an Executive Vice President and a partner at MMDI, Inc. (d/b/a Reliant Innovations ), a corporate reseller of computer products. From March 1997 to April 1998, Mr. Higgins served as the Executive Vice President of Sales and Marketing for TechWorks. From February 1996 to February 1997, Mr. Higgins was the Senior Vice President of Sales for Bell Microproducts Inc., an industrial distributor of storage products to high-end value added and corporate resellers. From June 1993 to January 1996, he was Senior Vice President of Sales and Marketing at NCD Inc., a computer distributor, which was acquired by Ameriquest Corp. during his tenure.

     Phillip Ellett has served as a director of our company since September 1999. Mr. Ellett is currently an Executive Vice President (and president of the Americas division) for Ingram Micro Inc., a wholesale distributor of computer equipment, for which Mr. Ellett has worked since January 1996. From September 1989 to December 1995, Mr. Ellett held several positions with Gates F.A. (later Gates/Arrow after its acquisition by Arrow Electronics), including as President of Gates/Arrow (from August 1994 to December 1995) and President and Chief Executive Officer of Gates F.A. (from October 1990 to August 1994). Mr. Ellett received his HNC (English equivalent of bachelor of arts degree) in electrical engineering from the Upper Thames College of Technology in England.

BOARD OF DIRECTORS AND COMMITTEES

     Our Board of Directors is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The term of office of the first class of directors (class I), currently consisting of Mr. Kandel, will expire in 2002, the term of office of the second class of directors (class II), currently consisting of Mr. Kim, will expire in

2001, and the term of office of the third class of directors (class III), currently consisting of Messrs. Higgins and Ellett, will expire in 2000. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected, or until his successor is duly qualified and appointed.

     The board maintains an audit committee, currently composed of Messrs. Higgins, Ellett and Kandel. The board also maintains a compensation committee composed of Messrs. Higgins, Ellett and Kandel.

     The responsibilities of the audit committee include, in addition to such other duties as the board may specify:

     o recommending to the board the appointment of independent certified public accountants;

     o reviewing the timing, scope and results of the independent certified public accountants' audit examination and the related fees;

     o reviewing periodic comments and recommendations by our independent certified public accountants and our responses thereto;

     o reviewing the scope and adequacy of internal accounting controls and internal auditing activities; and

     o making recommendations to the board with respect to significant changes in accounting policies and procedures.

     The responsibilities of the compensation committee include, in addition to such other duties as the board may specify:

     o reviewing and recommending to the Board the salaries, compensation and benefits of our executive officers and key employees;

     o reviewing any related party transactions on an ongoing basis for potential conflicts of interest; and

     o administering our stock option plans, if not administered by the full board.

COMPENSATION OF DIRECTORS

     Non-employee directors will be reimbursed for reasonable travel and lodging expenses incurred in attending meetings of the board of directors and any committee on which they may serve. Each non-employee director also will receive $500 for each board or committee meeting he attends. Each director also will be eligible to receive grants of options at the discretion of the compensation committee. In September 1999, we issued 2,500 shares of our common stock to each of Messrs. Higgins and Ellett in consideration of their becoming directors of our company.

EXECUTIVE COMPENSATION

     Woo Jin Kim, our Chief Executive Officer, entered into a three-year employment agreement with us effective in August 1999. Pursuant to the terms of this agreement, Mr. Kim receives an annual base salary of $150,000, which will increase on November 1, 1999 to $175,000. Mr. Kim is also entitled to receive aggregate bonuses of up to $75,000 upon the attainment by our company of certain objectives, including $25,000 upon the hiring of qualified persons to fill certain key management positions (which has been accomplished) and $25,000 upon consummation of this offering. On the date the registration statement of which this prospectus is a part is declared effective by the SEC, Mr. Kim will receive options to purchase an aggregate of 300,000 shares of our common stock at a per-share price equal to 80% of the offering price in this offering. Options to purchase 150,000 of these shares will vest at the time of grant. Options to purchase an additional 50,000 shares will vest in each of August 2000, 2001 and 2002.

     We anticipate that Richard Kandel, our Chairman of the Board, will enter into a three-year employment agreement with us effective the date this offering is consummated. Pursuant to the terms of this agreement, Mr. Kandel will be required to devote only 50% of his business time to the operations of our company. Mr. Kandel is also Chairman of the Board and Chief Executive Officer of Enviro-Clean, our principal stockholder. There could be conflicts of interest as a result of Mr. Kandel's positions with us and Enviro-Clean and his fiduciary responsibilities arising from such positions. During the three years of employment he will receive an annual base salary of $150,000, $200,000 and $250,000, respectively.

     Jeffrey Crandell, our Chief Technology Officer, entered into a three-year employment agreement with us in August 1999. Pursuant to the terms of this agreement, Mr. Crandell receives an annual base salary of $110,000, which will increase on November 1, 1999 to $130,000. Mr. Crandell is also entitled to receive aggregate bonuses of up to $70,000 upon the attainment by our company of certain performance objectives, including $20,000 on the date this offering is consummated. On the date the registration statement of which this prospectus is a part is declared effective by the SEC, Mr. Crandell will receive options to purchase an aggregate of 175,000 shares of our common stock at a per-share price equal to 80% of the offering price in this offering. Options to purchase 87,500 shares, 43,750 shares and 43,750 shares, respectively, will vest in each of August 2000, 2001 and 2002. Mr. Crandell is also entitled to receive additional options to purchase up to 50,000 additional shares (at a per-share price equal to the last sale price of a share of common stock as reported on NASDAQ on the last trading day prior to the date of grant) during 2000 upon the attainment by our company of certain performance objectives.

     Mark Voorhis, our Chief Financial Officer and Chief Operating Officer, entered into a three-year employment agreement with us in September 1999. Pursuant to the terms of this agreement, Mr. Voorhis receives an annual base salary of $120,000, which will increase on November 1, 1999 to $140,000.
Mr. Voorhis is also entitled to receive aggregate bonuses of up to $70,000 upon the attainment by our company of certain performance objectives, including $20,000 on the date this offering is consummated. On the date the registration statement of which this prospectus is a part is declared effective by the SEC, Mr. Voorhis will receive options to purchase an aggregate of 175,000 shares of our common stock at a per-share price equal to 80% of the offering price in this offering. Options to purchase 87,500 shares, 43,750 shares and 43,750 shares, respectively, will vest in each of September 2000, 2001 and 2002. Mr. Voorhis is also entitled to receive additional options to purchase up to 50,000 additional shares (at a per-share price equal to the last sale price of a share of common stock as reported on NASDAQ on the last trading day prior to the date of grant) during 2000 upon the attainment by our company of certain performance objectives.

     Shannon Jessup, our Executive Vice President of Business Development, entered into a three-year employment agreement with us in August 1999. Pursuant to the terms of this agreement, Ms. Jessup receives an annual base salary of $110,000, which will increase on November 1, 1999 to $130,000. Ms. Jessup is also entitled to receive aggregate bonuses of up to $70,000 upon the attainment by our company of certain performance objectives, including $20,000 on the date this offering is consummated. On the date the registration statement of which this prospectus is a part is declared effective by the SEC, Ms. Jessup will receive options to purchase an aggregate of 175,000 shares of our common stock at a per-share price equal to 80% of the offering price in this offering. Options to purchase 50,000 of these shares will vest at the time of grant. Options to purchase an additional 62,500 shares, 31,250 shares and 31,250 shares, respectively, will vest in each of August 2000, 2001 and 2002.
Ms. Jessup is also entitled to receive additional options to purchase up to 50,000 additional shares (at a per-share price equal to the last sale price of a share of common stock as reported on NASDAQ on the last trading day prior to the date of grant) during 2000 upon the attainment by our company of certain performance objectives.

     Brian Wharton, our Executive Vice President of Technology Development, entered into a three-year employment agreement with us in August 1999. Pursuant to the terms of this agreement, Mr. Wharton receives an annual base salary of $110,000, which will increase on November 1, 1999 to $130,000. Mr. Wharton is also entitled to receive aggregate bonuses of up to $70,000 upon the attainment by our company of certain performance objectives, including $20,000 on the date this offering is consummated. On the date the registration statement of which this prospectus is a part is declared effective by the SEC, Mr. Wharton will receive options to purchase an aggregate of

175,000 shares of our common stock at a per-share price equal to 80% of the offering price in this offering. Options to purchase 87,500 shares, 43,750 shares and 43,750 shares, respectively, will vest in each of August 2000, 2001 and 2002. Mr. Wharton is also entitled to receive additional options to purchase up to 50,000 additional shares (at a per-share price equal to the last sale price of a share of common stock as reported on NASDAQ on the last trading day prior to the date of grant) during 2000 upon the attainment by our company of certain performance objectives.

1999 PERFORMANCE EQUITY PLAN

     In September 1999, the board of directors adopted, and the stockholders approved our 1999 Performance Equity Plan. The plan authorizes the granting of awards of up to 2,000,000 shares of common stock to our key employees, officers, directors and consultants. Awards consist of stock options (both nonqualified options and options intended to qualify as "incentive" stock options under
Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the plan. As of the date of this prospectus, no options are outstanding under the plan. We are obligated to grant options to purchase up to an aggregate of 200,000 shares of common stock under our plan to certain officers in 2000 if we achieve certain operating objectives. All such grants will be at the fair market value of our common stock at the date of grant. No person may be awarded options to purchase more than 200,000 shares of common stock under the plan in any year.

     The plan is administered by the board of directors which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

     In connection with incentive stock options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding stock). The aggregate fair market value of shares for which incentive stock options are exercisable for the first time by such employee during any calendar year may not exceed $100,000. Nonqualified stock options granted under the plan may be granted at a price determined by the board of directors, not to be less than the fair market value of the common stock on the date of grant.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our by-laws includes certain provisions permitted pursuant to the Delaware General Corporate law whereby our officers and directors are to be indemnified against certain liabilities. These provisions of the by-laws have no effect on any director's liability under federal securities laws or the availability of equitable remedies, such as injunction or recission, for breach of fiduciary duty. We believe that these provisions will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the number of shares of our outstanding common stock beneficially owned by (i) each of our directors; (ii) each person who is known by us to beneficially own 5% or more of our common stock; and (iii) all of our directors and executive officers as a group.

                                                                                    PERCENTAGE OF OUTSTANDING
                                                           AMOUNT AND NATURE             SHARES OWNED(2)
                                                           OF BENEFICIAL        ---------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                    OWNERSHIP(2)         BEFORE OFFERING    AFTER OFFERING
--------------------------------------------------------   -----------------    ---------------    --------------
Richard Kandel(3).......................................       3,233,333              80.4%             43.0%
Woo Jin Kim(4)..........................................         150,000               3.7%              2.0%
Enviro-Clean of America, Inc.
  211 Park Avenue
  Hicksville, New York 11802............................       2,000,000              49.7%             26.6%
Randall Davis(5)
  c/o Enviro-Clean of America, Inc.
  211 Park Avenue
  Hicksville, New York 11802............................       2,333,333              58.0%             31.0%
John Higgins............................................           2,500                 *                 *
Phillip Ellett..........................................           2,500                 *                 *
All executive officers and directors as a group (eight
  persons)(6)...........................................       3,438,333              81.4%             44.5%

------------------
*  Less than 1%.

(1) The address for each specified person, if not included under each person's name, is c/o our company at 249 East Ocean Boulevard, Suite 620, Long Beach, California 90802.

(2) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that the options held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this prospectus have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3) Represents (a) 1,066,666 shares owned directly by Mr. Kandel, (b) 100,000 shares owned by profit sharing plans controlled by Mr. Kandel on behalf of other companies owned by him, (c) 66,667 shares owned by another entity controlled by Mr. Kandel, and (d) 2,000,000 shares owned by Enviro-Clean.

(4) Represents shares issuable upon exercise of options that will vest upon consummation of this offering. Does not include 150,000 shares issuable upon exercise of options that will vest in three equal annual installments commencing in August 2000.

(5) Represents (a) 333,333 shares owned directly by Mr. Davis and (b) 2,000,000 shares owned by Enviro-Clean, a company of which Mr. Davis is President and a principal stockholder.

(6) Includes all the shares beneficially owned by Messrs. Kandel, Kim, Higgins and Ellett. Also includes 50,000 shares issuable to Shannon Jessup, our Executive Vice President of Business Development, upon exercise of the options that will vest upon consummation of this offering. Does not include the shares specifically excluded in footnote (4). Also does not include
    (a) 125,000 shares issuable to Ms. Jessup upon exercise of options that will vest in annual installments commencing in August 2000, (b) 175,000 shares issuable to Brian Wharton, our Executive Vice President of Technology Development, that will vest in annual installments

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    commencing in August 2000, (c) 175,000 shares issuable to Jeffrey Crandell, our Chief Technology Officer, that will vest in annual installments commencing in August 2000, and (d) 175,000 shares issuable to Mark Voorhis, our Chief Financial Officer and Chief Operating Officer, that will vest in annual installments commencing in September 2000.

                              CERTAIN TRANSACTIONS

THE FOUNDING OF OUR COMPANY

     Our company was founded by Richard Kandel, our Chairman of the Board, in June 1999. Mr. Kandel also is the Chairman of the Board and Chief Executive Officer and a principal stockholder of Enviro-Clean. Randall Davis, a principal stockholder of our company, is also President and a principal stockholder of Enviro-Clean. Steven Etra, a stockholder of our company, also is a director of Enviro-Clean.

EARLY FINANCING OF OUR COMPANY

     Since our inception in June 1999, our working capital requirements had been satisfied through capital contributions made by our current stockholders, including Mr. Kandel, Mr. Davis, Enviro-Clean and certain of its other affiliates, and loans made to us by Enviro-Clean. In June 1999, Mr. Kandel, Mr. Davis, Mr. Etra, Enviro-Clean and others purchased an aggregate of 3,666,667 shares of our common stock for $27,500 in the form of $11,000 in cash and the transfer to us of all of rights and interest in www.b2bstores.com and all related assets, including intellectual property.

     In June and July 1999, Enviro-Clean made loans to us in the aggregate principal amount of approximately $180,000. These loans bear interest at the rate of 8% per annum and are repayable on the earlier of (i) December 31, 1999 and (ii) the date this offering is consummated. A portion of the proceeds of this offering will be used to repay these loans, together with interest due thereon.

     In August 1999, we consummated a financing in which we raised proceeds of $625,000 through the sale of 333,333 shares of our common stock to Mr. Kandel, Mr. Etra and certain other persons.

     In September 1999, we issued an aggregate of 16,643 shares of our common stock to certain persons in consideration of services rendered by them to our company, including certain persons who also render services to or are employed by Enviro-Clean, and 2,500 shares of our common stock to each of John Higgins and Phillip Ellett in consideration of their becoming directors of our company.

ENVIRO-CLEAN IS ONE OF OUR FULFILLMENT AGENTS

     Enviro-Clean is one of our fulfillment agents for janitorial and sanitary maintenance products and certain other products offered through our web site. All Enviro-Clean products purchased through our web site are distributed directly to our customers by Enviro-Clean through this fulfilment relationship. Enviro-Clean charges us a price for each such product equal to its cost for such products. Enviro-Clean also is entitled to receive a payment from us equal to a negotiated percentage of all revenues generated by us through the sale of products supplied through Enviro-Clean, on a basis comparable to the percentage of revenue sharing that we negotiate with other fulfillment agents. We anticipate entering into an agreement with Enviro-Clean evidencing this arrangement prior to consummation of the offering.

ENVIRO-CLEAN HAS GUARANTEED CERTAIN OF OUR OBLIGATIONS

     Enviro-Clean has furnished certain of our vendors with guarantees with respect to our obligations to them as part of our early stage development and creation of our initial vendor relationships. Although we anticipate that our receipt of the net proceeds of this offering will eliminate our need to supply similar guarantees to vendors in the future, if such guarantees should be necessary, Enviro-Clean has no obligation, and may not have the financial ability, to provide them.

ENVIRO-CLEAN OPERATES ITS OWN BUSINESS PRODUCTS WEB SITE

     Enviro-Clean operates its own product web site at www.b2bgoods.com. This web site offers janitorial, sanitary maintenance and products in a limited number of other categories, all of which are also available at the b2bstores.com web site. Enviro-Clean's web site also offers hyperlink access to our web site. We anticipate entering into an agreement with Enviro-Clean prior to the consummation of this offering pursuant to which Enviro-Clean will agree that, until such time as Enviro-Clean owns less than 10% of our outstanding common stock, it is generally prohibited from selling its own products through any web sites other than its own or ours, and from offering any other types of products at its own web site.


     We provide Enviro-Clean with web site transaction processing and e-commerce services for its b2bgoods.com web site through our e-commerce backbone. For these services we receive from Enviro-Clean a fee equal to the greater of
(i) 10% of Enviro-Clean's revenues generated through e-commerce activities conducted through www.b2bgoods.com and (ii) 50% of Enviro-Clean's gross profits generated through e-commerce activities conducted at www.b2bgoods.com. The terms of this arrangement will be evidenced in the aforementioned agreement.

                           DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock consists of 25,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. Upon consummation of this offering, there will be outstanding 7,521,643 shares of common stock (assuming no exercise of the underwriters' over-allotment option) and no shares of preferred stock.

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares can elect all of our directors. The holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event we are liquidated or dissolved, the holders of our common stock are entitled to receive all assets available for distribution to the stockholders. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares offered hereby are, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to our certificate of incorporation, we are authorized to issue preferred stock, which may be issued from time to time in one or more series upon authorization by the board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of our company, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

SHARES AVAILABLE FOR FUTURE SALE

     Substantially all of the 4,021,643 shares of our common stock outstanding prior to this offering will become saleable under Rule 144 of the Securities Act in June 2000, with the balance becoming saleable in August and September 2000. Although the holders of such common stock have signed agreements with the underwriters pursuant to which they are restricted from selling any such common stock during the 12-months period following consummation of this offering, sales or the expectation of sales of a substantial number of shares of our common stock in the public market could adversely affect the prevailing market price of our common stock.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume and 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

TRANSFER AGENT

     Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004, acts as transfer agent for our common stock.

DIVIDENDS

     We have never paid a cash dividend on common stock and do not anticipate paying any dividends in the near future.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, b2bstores.com Inc. has agreed to sell to each of the underwriters named below, and each of the underwriters, for which Gaines, Berland Inc. and Nolan Securities, Inc. are acting as representatives, has severally, and not jointly, agreed to purchase the number of shares offered in this offering set forth opposite their respective names below.

                                                                                             NUMBER
NAME                                                                                        OF SHARES
-----------------------------------------------------------------------------------------   ---------
Gaines, Berland Inc......................................................................
Nolan Securities, Inc....................................................................
                                                                                            ---------
     Total                                                                                  3,500,000
                                                                                            ---------
                                                                                            ---------

     A copy of the underwriting agreement has been filed as an exhibit to this registration statement. The underwriting agreement provides that the obligation of the underwriters to purchase the shares is subject to some conditions. The underwriters shall be obligated to purchase all of the shares (other than those covered by the underwriters' over-allotment option described below), if any are purchased.

     The representatives have advised us that the underwriters propose to offer the shares to the public at the initial public offering price on the cover page of this prospectus and that they may allow some dealers who are members of the
NASD, and some foreign dealers, concessions not in excess of $     per share, of
which amount a sum not in excess of $     per share may in turn be reallowed by
such dealers to other dealers who are members of the NASD and to some foreign dealers. After the commencement of this offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by the representatives. The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

     We have agreed to pay to the representatives an expense allowance on a non-accountable basis, equal to 2.0% of the gross proceeds derived from the sale of shares offered in this offering. We paid an advance on this allowance in the amount of $50,000.

     We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase at the public offering price per share, less the underwriting discount and commissions and the non-accountable expense allowance, up to an aggregate of 525,000 shares of common stock. To the extent this option is exercised, the underwriters will become obligated, subject to some conditions, to purchase additional shares of common stock in approximately the same proportion as set forth in the above table. The underwriters may exercise this right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of shares.

     The following table provides information regarding the amount of the discount to be paid to the underwriters by b2bstores.com:

                                                                                 TOTAL WITHOUT     TOTAL WITH
                                                                                 EXERCISE OF       EXERCISE OF
                                                                    DISCOUNT     OVER-ALLOTMENT    OVER-ALLOTMENT
                                                                    PER SHARE     OPTION            OPTION
                                                                    ---------    --------------    --------------
b2bstores.com....................................................       $              $                 $

     We have also agreed to sell to the representatives for nominal consideration, the representatives' warrants to purchase up to 350,000 shares of common stock. The representatives' warrants are exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price
per share equal to $         (120% of the public offering price). The
representatives' warrants may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to officers or partners of the members of the selling group. b2bstores.com has granted to the representatives one demand registration right at b2bstores.com's expense for a period of five years from the effective date of this offering and piggyback registration rights for a period of five years from the effective date of this offering with respect to registration under the Securities Act of the securities directly or indirectly issuable upon exercise of the representatives' warrants. The representatives' warrants contain anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the representatives' warrants, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the representatives' warrants have no voting, dividend, or other rights as a stockholder with respect to shares of common stock underlying the representatives' warrants, unless the representatives' warrants shall have been exercised.

     In connection with this offering, we have granted the representatives the right to designate one person for election to our Board of Directors for the three-year period commencing on the closing date of this offering. In the event the representatives elect not to exercise this right, then they may appoint an observer to attend all meetings of our board of directors. This designee has the right to notice of all meetings of the board of directors and to receive reimbursement for all out-of-pocket expenses incurred to attend these meetings. In addition, the designee will be entitled to indemnification to the same extent as our directors.

     We, and each of our officers, directors, and stockholders, have entered into lock-up agreements under which we and they have agreed not to offer, assign, issue, sell, hypothecate, or otherwise dispose of any shares of common stock, securities of b2bstores.com convertible into, or exercisable or exchangeable for, shares of common stock, or shares of common stock received upon conversion, exercise, or exchange of these securities, to the public without the prior written consent of the representatives for a period of at least twelve months after the date of this prospectus, provided, however, that such parties may transfer securities of b2bstores.com, or a beneficial interest therein, in a private transaction pursuant to an exemption from registration (other than Rule 144) provided that the transferee agrees in writing to be bound by the terms of the lock-up agreement. The representatives may, at any time and without notice, waive the terms of the lock-up agreements.

     Before this offering, there has been no public market for the common stock of b2bstores.com. The public offering price, negotiated between b2bstores.com and the representatives, is based upon b2bstores.com's financial and operating history and condition, its prospects, the prospects for the industry we are in and prevailing market conditions.

     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     o Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     o Over-allotments and Syndicate Coverage Transactions. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     o Penalty Bids. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate coverage transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market, in the over-the-counter market or on any trading market. If such transactions are commenced, they may be discontinued without notice at any time.

     We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

                      WHERE YOU CAN FIND MORE INFORMATION

     We will file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the offices of the Nasdaq National Market in Washington, D.C.

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and our common stock, you may refer to the registration statement and its exhibits and schedules. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's web site as described above.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering are being passed upon by the law firm of Graubard Mollen & Miller, New York, New York. Orrick, Herrington & Sutcliffe LLP is acting as counsel for the underwriters in connection with the offering.

                                    EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the period set forth in their report (which contains an explanatory paragraph indicating substantial doubt about the company continuing as a going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                               b2bstores.com Inc.

                                                                                                             INDEX
                                                                                                             -----
Report Of Independent Certified Public Accountants........................................................    F-2

Financial statements:
  Balance Sheet...........................................................................................    F-3
  Statement of Loss.......................................................................................    F-4
  Statement of Stockholders' Equity.......................................................................    F-5
  Statement of Cash Flows.................................................................................    F-6
  Summary of Business and Significant Accounting Policies.................................................    F-7
  Notes to Financial Statements...........................................................................    F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Stockholders
b2bstores.com Inc.
Long Beach, California

We have audited the accompanying balance sheet of b2bstores.com Inc., a company in the development stage, as of August 31, 1999, and the related statements of loss, stockholders' equity and cash flows for the period from June 28, 1999 (inception) to August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of b2bstores.com Inc. at August 31, 1999, and the results of its operations and its cash flows for the period from June 28, 1999 (inception) to August 31, 1999, in conformity with generally accepted accounting principles.

As discussed in Note 1, the accompanying financial statements have been prepared assuming b2bstores.com Inc. will continue as a going concern. The Company is in the development stage and has had nominal revenues from operations and will require substantial additional funds for development and marketing of its products. These matters raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company is pursuing sources of additional financing (see Note 4) and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material effect on the Company, including possibly requiring the Company to significantly curtail or cease operations.

/s/ BDO Seidman, LLP

New York, New York
September 30, 1999
                               b2bstores.com Inc.
                                 BALANCE SHEET

                                                                                                   AUGUST 31, 1999
                                                                                                   ---------------
                                             ASSETS
Current:
  Cash..........................................................................................     $   669,121
Security deposit................................................................................          25,525
Deferred offering costs (Note 5)................................................................          52,451
Property and equipment..........................................................................           6,809
                                                                                                     -----------
                                                                                                     $   753,906
                                                                                                     -----------
                                                                                                     -----------
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued expenses..............................................................................     $   123,436
  Due to principal stockholder (Note 2).........................................................         179,836
                                                                                                     -----------
Total current liabilities.......................................................................         303,272
                                                                                                     -----------
Commitments (Note 3)
Stockholders' equity (Notes 4 and 6):
  Preferred stock, $.01 par value--shares authorized 5,000,000; none issued.....................              --
  Common stock, $.01 par value--shares authorized 25,000,000; issued 4,000,000..................          40,000
  Additional paid-in capital....................................................................       2,497,500
  Deficit accumulated during the development stage..............................................      (2,086,866)
                                                                                                     -----------
Total stockholders' equity......................................................................         450,634
                                                                                                     -----------
                                                                                                     $   753,906
                                                                                                     -----------
                                                                                                     -----------

  See accompanying summary of business and significant accounting policies and notes to financial statements.

                               b2bstores.com Inc.
                               STATEMENT OF LOSS

                                                                                          PERIOD FROM
                                                                                           JUNE 28,
                                                                                             1999
                                                                                          (INCEPTION)
                                                                                              TO
                                                                                          AUGUST 31,
                                                                                             1999
                                                                                          -----------
Operating expenses:
  General and administrative...........................................................   $    31,875
  Sales and marketing..................................................................        23,060
  Start-up costs.......................................................................       130,431
  Stock-based compensation (Note 4)....................................................     1,901,500
                                                                                          -----------
  Total operating expenses.............................................................     2,086,866
                                                                                          -----------
Net loss...............................................................................   $(2,086,866)
                                                                                          -----------
                                                                                          -----------
Loss per share (basic and diluted).....................................................   $      (.56)
                                                                                          -----------
                                                                                          -----------
Weighted average common shares outstanding (basic and diluted).........................     3,712,820
                                                                                          -----------
                                                                                          -----------

  See accompanying summary of business and significant accounting policies and notes to financial statements.

                               b2bstores.com Inc.
                       STATEMENT OF STOCKHOLDERS' EQUITY
            PERIOD FROM JUNE 28, 1999 (INCEPTION) TO AUGUST 31, 1999

                                                                                    DEFICIT
                                                                                  ACCUMULATED
                                                COMMON STOCK        ADDITIONAL    DURING THE        TOTAL
                                            --------------------     PAID-IN      DEVELOPMENT    STOCKHOLDERS'
                                             SHARES      AMOUNT      CAPITAL         STAGE          EQUITY
                                            ---------    -------    ----------    -----------    -------------
Issuance of common stock to founding
  stockholders:
  June 29, 1999..........................   3,666,667    $36,667    $       --    $        --     $    36,667
  August 23, 1999........................     333,333      3,333     2,497,500             --       2,500,833
Net loss.................................          --         --            --     (2,086,866)     (2,086,866)
                                            ---------    -------    ----------    -----------     -----------
Balance, August 31, 1999.................   4,000,000    $40,000    $2,497,500    $(2,086,866)    $   450,634
                                            ---------    -------    ----------    -----------     -----------
                                            ---------    -------    ----------    -----------     -----------

  See accompanying summary of business and significant accounting policies and notes to financial statements.

                               b2bstores.com Inc.
                            STATEMENT OF CASH FLOWS
            PERIOD FROM JUNE 28, 1999 (INCEPTION) TO AUGUST 31, 1999

Cash flows from operating activities:
  Net loss........................................................................................   $(2,086,866)
                                                                                                     -----------
     Adjustments to reconcile net loss to net cash used in operating activities:
        Expense recognized in connection with issuance of common stock at a price below the
          estimated fair value....................................................................     1,901,500
        Changes in assets and liabilities:
           Increase in security deposit...........................................................       (25,525)
           Increase in accrued expenses...........................................................       123,436
                                                                                                     -----------
           Total adjustments......................................................................     1,999,411
                                                                                                     -----------
           Net cash used in operating activities..................................................       (87,455)
                                                                                                     -----------
Cash flows from investing activities:
  Capital expenditures............................................................................        (6,809)
                                                                                                     -----------
Cash flows from financing activities:
  Deferred offering costs.........................................................................       (52,451)
  Loans from principal stockholders...............................................................       179,836
  Proceeds from issuance of common stock to founding stockholders.................................       636,000
                                                                                                     -----------
Net cash provided by financing activities.........................................................       763,385
                                                                                                     -----------
Net increase in cash..............................................................................       669,121
Cash, beginning of period.........................................................................            --
                                                                                                     -----------
Cash, end of period...............................................................................   $   669,121
                                                                                                     -----------
                                                                                                     -----------

  See accompanying summary of business and significant accounting policies and notes to financial statements.

                               b2bstores.com Inc.

            SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Business

     b2bstores.com Inc. ("b2bstores" or the "Company") a development stage enterprise was incorporated on June 28, 1999 under the laws of the State of Delaware. b2bstores is a branded Internet web site specifically designed to assist business customers in the operation and development of their businesses. The Company currently provides user-friendly online access to business products and supplies, and will be expanded to provide access to business services, auctions and business-related information and content.

  Basis of Presentation

     The financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," which requires development stage enterprises to employ the same accounting principles as operating companies.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation will be computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years.

  Fair Value of Financial Instruments

     The carrying amounts of financial instruments, including cash and due to principal stockholder, approximated fair value as of August 31, 1999 because of the relatively short maturity of the instruments.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Comprehensive Income

     The Company is required to report comprehensive income under SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. There were no items of comprehensive income during the period presented.

  Income Taxes

     The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred income tax assets and liabilities are recognized based on the temporary differences between the financial statement and income tax bases of assets, liabilities and carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     The Company has net operating losses ("NOL") of approximately $60,000 which expire in 2019. The deferred tax asset resulting from this NOL has been offset with a valuation allowance.

                               b2bstores.com Inc.
      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Loss Per Share

     Basic loss per share is based only on the average number of common shares outstanding for the period. Diluted loss per share is similar to basic loss per share except that the weighted average number of common shares outstanding is increased to include the weighted average number of additional common shares that would have been outstanding if dilutive potential common shares, such as options and warrants, have been issued. Dilutive potential common shares are excluded from the computation if their effect is antidilutive.

  Stock-Based Compensation

     The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value based method, compensation cost is the excess, if any, of the fair market value of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company will make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied, as required by Statement of Financial Accounting No. 123, "Accounting for Stock-Based Compensation."

                               b2bstores.com Inc.

                         NOTES TO FINANCIAL STATEMENTS

1. GOING CONCERN

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and has had no revenues from operations since inception. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing (see Note 4) and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease operations.

     These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. DUE TO PRINCIPAL STOCKHOLDER

     At August 31, 1999, the Company had a promissory note payable to one stockholder of $179,836 that bears interest at the rate of 8% per year. Principal and interest are due and payable on the earlier of (i) December 31, 1999 or (ii) the date the Company consummates an offering of its equity securities yielding gross proceeds of at least $2,000,000.

3. COMMITMENTS

  Employment Agreements

     In August and September 1999, the Company entered into employment agreements with certain key employees providing for future minimum annual compensation as follows:

YEAR ENDING AUGUST 31,
----------------------
2000...............................................................................................   $  820,000
2001...............................................................................................      895,000
2002...............................................................................................      945,000
                                                                                                      ----------
                                                                                                      $2,660,000
                                                                                                      ----------
                                                                                                      ----------

     Certain of these employees are entitled to receive aggregate bonuses of up to $355,000 upon the attainment by the Company of certain objectives, including the hiring of certain key employees and the consummation of an initial public offering ("IPO"), of the Company's common stock. Of this amount, $25,000 has been subsequently earned and $105,000 will be earned upon consummation of the IPO. These amounts will be paid out of the proceeds of the IPO.

     These employees will also be granted on the effective date of the registration statement for the Company's IPO (the "Effective Date") stock options to purchase 1,000,000 shares of the Company's common stock at an exercise price equal to 80% of the market price established on the Effective Date. The options will have a contractual life of approximately 10 years. Of these options, 200,000 will vest at the time of grant. The remaining options will vest over a period of three years. In connection with the issuance of these options, the Company will record compensation expense based on the excess of the fair market value on the Effective Date and the exercise price of such options.

     The agreements also provide for certain key employees, for each calendar quarter during calendar year 2000, to be granted options under the 1999 Performance Equity Plan
                               b2bstores.com Inc.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. COMMITMENTS--(CONTINUED)
(the "Plan") (See Note 6) (if they are still employed) to purchase 50,000 shares of common stock at a per share price equal to the last sales price of the Company's common stock on the last trading day prior to the date of grant, assuming the successful completion of the IPO, or fair value.

  Lease Commitments

     The Company leases office space for its corporate headquarters in Long Beach, California under an operating lease through August 2001. The minimum lease payments required under noncancellable operating leases for the years subsequent to August 31, 1999 are:

FISCAL YEAR ENDING August 31,
-----------------------------
2000.................................................................................................   $ 77,000
2001.................................................................................................     77,000
                                                                                                        --------
                                                                                                        $154,000
                                                                                                        --------
                                                                                                        --------

     Total rent expense for the period ending August 31, 1999 was $3,000.

  Service Agreement

     During July 1999, the Company entered into an e-commerce system service agreement with Netgateway pursuant to which Netgateway designs, develops, maintains and houses the Company's web site. For these services the Company has paid an up-front fee with additional nominal operating fees payable to Netgateway based on the number of hits on the web site. Netgateway will also be entitled to a small percentage of all revenues generated from sales (varying according to sales volume) processed through the Company's e-commerce infrastructure, whether as a result of sales of products by the Company or sales by other web sites to which the Company provides vendor management or processing services. The Company is also obligated to share equally with Netgateway all advertising and "click-through" revenues generated through the Company's web site. This service agreement extends through February 2001 and is subject to automatic renewals for successive one-year terms unless terminated by either party with six months notice prior to the lapse of the initial term or any renewal term thereafter.

4. STOCKHOLDERS' EQUITY

  Capital Stock

     On June 28, 1999, the Company's Board of Directors authorized capital stock consisting of 25,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

  Issuance of Common Stock

     On June 29, 1999, the founding stockholders of the Company purchased 3,666,667 shares of common stock with an original par value of $27,500 for $11,000 in cash with $16,500 recorded as a non-cash compensation charge to operations for the intellectual property provided by the founding stockholders and their services rendered in the formation of the Company. In connection with the stock split of the Company's common stock (see Note 6), the Company recorded an additional non-cash compensation charge to operations of approximately $9,000.

     On August 23, 1999, the Company sold 333,333 shares of its common stock for $625,000 to certain investors including its Chairman and certain affiliates. In connection with the August 23, 1999 issuance, the Company recorded a non-cash compensation charge to operations of
                               b2bstores.com Inc.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

4. STOCKHOLDERS' EQUITY--(CONTINUED)
approximately $1,875,000, representing the difference between the selling price of the stock and its estimated fair value. In connection with the stock split of the Company's common stock see Note 6, the Company recorded an additional non-cash compensation charge to operations of approximately $1,000.

5. DEFERRED OFFERING COSTS

     The Company has incurred costs of $52,451, in connection with the IPO
(see Note 4). Upon consummation of the IPO, the deferred offering costs will be charged to equity. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

6. SUBSEQUENT EVENTS

  Initial Public Offering

     On September 27, 1999, the Board of Directors authorized the management of the Company to file a registration statement for the IPO of the Company's common stock. The Company plans to raise gross proceeds of $35,000,000. There can be no assurance that the financing will occur. The Company plans to issue 350,000 common stock purchase warrants to representatives of the underwriters in connection with the IPO.

  Stock Split

     The Company's Board of Directors authorized a 4 for 3 split of its common stock in the form of a stock dividend, effective September 28, 1999. All shares and per-share amounts in the accompanying financial statements have been restated to give effect to the stock split.

  Issuance of Common Stock

     In September 1999, the Company issued an aggregate of 16,643 shares of common stock to consultants in connection with services rendered to the Company and 5,000 shares to directors. The shares were valued at $10 per share.

  1999 Performance Equity Plan

     On September 30, 1999, the Board of Directors and stockholders approved the Plan. The Plan authorizes the granting of awards up to 2,000,000 shares of common stock to key employees, officers, directors and consultants. Awards consist of stock options (both nonqualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended), registered stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the Plan. No options have been granted under the Plan.

                                3,500,000 SHARES

                               b2bstores.com Inc.

                                  COMMON STOCK
                                     [LOGO]
                            ------------------------
                                   PROSPECTUS
                            ------------------------
GAINES, BERLAND INC.                                      NOLAN SECURITIES, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article IV of the Registrant's By-Laws extends such indemnities to the full extent permitted by Delaware law.

     The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such persons.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Filing Fee............   $ 12,358
Nasdaq Filing Fees.......................................     69,375
NASD Filing Fees.........................................      4,945
Accountants' Fees........................................    100,000
Legal Fees...............................................    175,000
Printing and engraving...................................    200,000
Transfer Agent...........................................     10,000
Blue Sky Fees............................................     50,000
Miscellaneous............................................     28,322
                                                            --------
     Total...............................................   $650,000
                                                            --------
                                                            --------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     We were formed in June 1999. In our initial round of capitalization on June 28, 1999, we sold an aggregate of 3,666,667 shares of common stock for $27,500 in the form of $11,000 cash and the transfer to us of all right, title and interest in www.b2bstores.com and all related assets, including intellectual property, in reliance on the exemption under Section 4(2) of the Securities Act of 1933. No placement agent was engaged and no commissions were paid. The shares were issued as follows:

                      HOLDER                         NUMBER OF SHARES
--------------------------------------------------   ----------------
Richard Kandel....................................       1,000,000
Randall Davis.....................................         333,333
Steven Etra.......................................          66,667
Enviro-Clean......................................       2,000,000
C. Walter Stursburg...............................          66,667
HOM Advisors......................................         133,333
Mint Corp. of NY..................................          66,667
                                                        ----------
     Total........................................       3,666,667
                                                        ----------
                                                        ----------

     In August 1999, we raised additional capital of $625,000 through the issuance of 333,333 shares of common stock at $1.88 per share in reliance on the exemption under Section 4(2). No placement agent was engaged and no commissions were paid. The shares were issued as follows:

                      HOLDER                         NUMBER OF SHARES
--------------------------------------------------   ----------------
Richard Kandel....................................          66,666
K&S PSP...........................................         100,000
SRK Associates....................................          10,667
Steven Etra.......................................          92,000
Richard Etra......................................          26,667
Kenneth Etra......................................          37,333
                                                        ----------
                                                           333,333
                                                        ----------
                                                        ----------

ITEM 27. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

 EXHIBIT
  NUMBER     DESCRIPTION
----------   ------------------------------------------------------------------------------------------------------
    1.1       --   Form of Underwriting Agreement
    3.1       --   Certificate of Incorporation
    3.1(a)    --   Amendment to Certificate of Incorporation*
    3.2       --   By-Laws
    4.1       --   Specimen Common Stock Certificate*
    4.2       --   Form of Representatives' Warrant Agreement, including form of Repesentatives' Warrant
    5.1       --   Opinion of Graubard Mollen & Miller*
   10.1       --   Employment Agreement with Woo Jin Kim
   10.2       --   Employment Agreement with Richard Kandel*
   10.3       --   Employment Agreement with Shannon Jessup
   10.4       --   Employment Agreement with Brian Wharton
   10.5       --   Employment Agreement with Jeffrey Crandell
   10.6       --   Employment Agreement with Mark Voorhis
   10.7       --   Form of Stock Option Agreement with Woo Jin Kim
   10.8       --   Form of Stock Option Agreement with Shannon Jessup
   10.9       --   Form of Stock Option Agreement with Brian Wharton
   10.10      --   Form of Stock Option Agreement with Jeffrey Crandell
   10.11      --   Form of Stock Option Agreement with Mark Voorhis
   10.12      --   Services Agreement with Netgateway(1)
   10.13      --   Lease for 249 East Ocean Boulevard, Long Beach, California
   10.14      --   Web Site Services Agreement between b2bstores.com and Enviro-Clean*(1)
   10.15      --   1999 Performance Equity Plan
   23.1       --   Consent of Graubard Mollen & Miller
                   (included in the Opinion filed as Exhibit 5)*
   23.2       --   Consent of BDO Seidman, LLP
   27.1       --   Financial Data Schedule

------------------

  * To be filed by amendment.
  (1) We have requested or will request confidential treatment from the SEC for certain portions of these agreements.

ITEM 28. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (iv) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND HAS AUTHORIZED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF NEW YORK ON THE 5TH DAY OF OCTOBER 1999.

                                          b2bstores.com Inc.

                                          By: /s/ Richard Kandel
                                              ----------------------------------
                                                        Richard Kandel
                                                    Chairman of the Board

     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Richard Kandel and Woo Jin Kim, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments)relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

                SIGNATURE                                     TITLE                            DATE
------------------------------------------  -----------------------------------------   -------------------


/s/ Richard Kandel
----------------------------------------    Chairman of the Board and                      October 5, 1999
             Richard  Kandal                Director

/s/ Woo Jin Kim
----------------------------------------    Chief Executive Officer,                       October 5, 1999
              Woo Jin Kim                   President and Director

/s/ Mark Voorhis
----------------------------------------    Chief Financial Officer and                    October 5, 1999
             Mark Voorhis                   Chief Operating Officer


---------------------------------------     Director                                       October 5, 1999
             John Higgins

/s/ Phillip Ellett
---------------------------------------     Director                                       October 5, 1999
            Phillip Ellett